PURCHASE AND SALE AGREEMENT

	Dated May 29, 1998

	BETWEEN

	TEXTRON INC., AS SELLER

	AND

	WOODWARD GOVERNOR COMPANY, AS PURCHASER

	PURCHASE AND SALE AGREEMENT

	This PURCHASE AND SALE AGREEMENT, is entered into on May 29, 1998 ("Agreement"), by and between Textron Inc., a Delaware corporation having its principal place of business at 40
Westminster Street, Providence, RI 02903 ("Seller") and Woodward
Governor Company, a Delaware corporation having its principal place of business at 5001 North Second Street, Rockford, IL 61125
("Purchaser").


RECITALS

	A.	Seller owns the only issued and outstanding Share, as
hereinafter defined, of Fuel Systems Textron Inc. ("Company").

	B.	Company is engaged in the business of designing,
manufacturing and selling fuel systems components for aircraft and industrial gas turbine engines (the "Business").

	C.	Purchaser desires to purchase and Seller desires to
sell the Share on the terms and conditions set forth herein.

	AGREEMENT

	In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:


	ARTICLE I
	Purchase and Sale

	1.1	Purchase of Share from Seller.  On the terms and
subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Purchaser or Affiliates of Purchaser designated by Purchaser, free and clear of all Share Encumbrances, as hereinafter defined, and Purchaser or such Affiliates shall purchase, acquire and accept from Seller, the Share. At the Closing, Seller shall deliver to Purchaser a certificate evidencing the Share duly endorsed for transfer and with all transfer stamps attached and such other instruments as may be reasonably requested by Purchaser to transfer full legal and beneficial ownership of the Share to Purchaser, free and clear of all Share Encumbrances. Purchaser shall pay Seller the purchase price for the Share (the "Purchase Price") in accordance with the terms of this Agreement. The term "Affiliate," as to any person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

	1.2	Purchase Price.  The Purchase Price shall be One
Hundred Sixty Million Dollars ($160,000,000).

	1.3	Payment at Closing.  At the Closing, Purchaser shall
transfer to a bank account or bank accounts designated by Seller an amount equal to the Purchase Price (the "Closing Payment") by a wire transfer of immediately available funds in U.S. currency.


	ARTICLE II
	Closing Matters

	2.1	The Closing.

		(a)	The purchase and sale (the "Closing") contemplated
under this Agreement shall take place at the offices of Seller, located at 40 Westminster Street, Providence, RI 02903 or at such other place as the parties shall mutually agree upon, at 10:00
A.M. local time on June 15, 1998, or such other time or such earlier date as the parties shall mutually agree upon, or such later date as may be required pursuant to paragraph (b) of this
Section 2.1. The date the Closing takes place is herein referred to as the "Closing Date." The Closing shall be effective as of the close of business on June 12, 1998.

		(b)	If all applicable waiting periods under the
Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), have not expired or been otherwise terminated, by the date set forth in paragraph (a) of this Section 2.1, the Closing shall, without the necessity of any action by or consent of either party hereto, be postponed until five days after the date of expiration or termination of the last such waiting period.

		(c)	At the Closing, Purchaser shall make the Closing
Payment as provided in Section 1.3.

		(d)	At the Closing and effective on the Closing Date,
Seller shall execute and deliver (or cause to be executed and delivered) to Purchaser: (i) a certificate evidencing the Share as provided in Section 1.1; (ii) the opinion and certificates described in Article VI hereof; and (iii) all other documents, instruments and writings required to be delivered to Purchaser on or prior to the Closing Date pursuant to this Agreement.

	ARTICLE III
	Actions Prior to Closing

	3.1	Examinations and Investigations.  From and after the
date hereof until the Closing, Seller shall provide and shall cause Company to provide Purchaser, its employees, consultants and representatives, including, its attorneys, accountants and financial advisors, access to the facilities of Company to make such investigations of the property and plant and such examination of the books (including Tax returns filed and those in preparation), personnel and additional financial and operating data and other information relating to Company (including, all documents, or copies thereof, listed in the schedules, and all files, records and papers of any and all proceedings and matters listed in the schedules) as Purchaser may reasonably request, and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Purchaser and its representatives in connection with such review and examination; provided that: (i) such access shall not unreasonably interfere with the operations of Company; (ii) in the reasonable opinion of Seller, the furnishing of such information shall not cause Seller to be in violation of any law or regulation or breach of attorney-client privilege; and (iii) until the Closing, Purchaser shall treat all information so obtained in accordance with the terms of the Confidentiality Agreement dated as of April 2, 1998 between Seller and Purchaser (the "Confidentiality Agreement").

	3.2	Required Approvals.  Prior to the Closing Date, each
party shall cooperate with the other to make all filings required by Law, as hereinafter defined in Section 4.11(a), to be made by them to consummate the transactions contemplated by this Agreement and the Related Documents, as hereinafter defined (the
"Contemplated Transactions") (including all filings under the HSR
Act). Prior to the Closing Date, Seller shall, and shall cause Company to: (a) cooperate with Purchaser with respect to all filings that Purchaser is required by Law to make in connection with the transactions contemplated by this Agreement; and (b) cooperate with Purchaser in obtaining all third party consents identified in Schedule 4.5.

	3.3	Actions of Company and Conduct of Business.

		(a)	Seller shall use commercially reasonable efforts
to perform and satisfy all conditions to Closing to be performed or satisfied by Seller under this Agreement by the Closing Date and to preserve intact in all material respects Company's current operations, physical facilities, working conditions, and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees.

		(b)	From the date hereof through the Closing Date,
unless otherwise agreed in writing by Purchaser, Seller shall neither cause nor permit Company, except as required or expressly permitted pursuant to the terms hereof, to: (i) make any material change in the conduct of the Business; or (ii) enter into any material transaction, in either case other than in the ordinary course of business; and Seller shall cause Company to continue to conduct the Business in the ordinary course of business. Prior to the Closing, Seller shall cause Company to confer with Purchaser, to the extent reasonably practicable, on a regular basis as Purchaser may request, and report on significant operational matters and material decisions affecting the Business.

		(c)	Without limiting the generality of the foregoing,
from the date hereof through the Closing Date, unless otherwise agreed in writing by Purchaser, Seller shall neither cause nor permit Company to:

			(i)	make any general wage or salary increases or
any increases in any bonus, insurance, pension, retirement or other employee benefit plan affecting employees of Company generally except as is consistent with past practice;

			(ii)	mortgage, pledge or subject any of its
assets, tangible or intangible to any Encumbrance other than Permitted Encumbrances, as each term is hereinafter defined;

			(iii)	except in the ordinary course of business,
sell or transfer any of its material fixed assets or sell, transfer, or grant any license with respect to any Intellectual
Property Rights as hereinafter defined;

			(iv)	enter into any agreements or contracts which
require the delivery by it of a performance bond in an amount material to Company;

			(v)	make or commit to make any material capital
expenditures relating to Company, except as set forth in the capital budget previously delivered to Purchaser;

			(vi)	enter into any contract or agreement which,
if in existence on the date hereof, would be required to be listed on Schedule 4.9, Part 1 or Schedule 4.9, Part 2 hereto or amend, modify or terminate, or waive any material right with respect to, any such contract or agreement; or

			(vii)	authorize or agree or otherwise become
committed to do any of the foregoing.

		(d)	From the date hereof through the Closing Date,
Seller and Company may follow their customary practices and procedures with respect to cash management, including the utilization of payroll accounts, concentration accounts, lockbox accounts, controlled disbursement accounts, electronic receipt accounts and any other miscellaneous bank accounts that Company may have.

	3.4	Actions of Purchaser.  Purchaser shall use commercially
reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by Purchaser under this Agreement by the Closing Date.

	3.5	Notification.  Between the date of this Agreement and
the Closing Date, Seller shall promptly notify Purchaser in writing if Seller becomes aware of any fact or condition that causes any of Seller's representations and warranties to be inaccurate in any material respect as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause any such representation or warranty to be inaccurate in any material respect.

	3.6	Exclusivity.  Seller shall not (and Seller shall not
cause or permit Company to): (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Company (including any acquisition structured as a merger, consolidation, or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.


	ARTICLE IV
	Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as follows:

	4.1	Organization; Qualification.

		(a)	Each of Seller and Company is a corporation duly
organized, validly existing and in good standing under the laws of the state of Delaware.

		(b)	Company has all requisite power and authority to
own, lease and operate its properties and to conduct the business currently being conducted by it. Company is duly qualified to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

	4.2	Capitalization.  The authorized capital stock of
Company consists of one hundred (100) authorized shares of Common Stock, par value $.01 per share ("Common Stock"), of which one (1) share is issued and outstanding on the date hereof. The issued and outstanding share of Common Stock is referred to herein as the "Share." The Share has been duly authorized and is validly issued, fully paid, nonassessable and free of preemptive rights. Company does not hold the Share in the treasury of Company.
Except for this Agreement, there are not, and on the Closing Date there shall not be, outstanding any: (a) options, warrants or other rights with respect to the capital stock of Company; (b) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of Company; or
(c) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of Company or options, warrants or other rights with respect to such securities.

	4.3	Ownership of Share.

		(a)	The Share is owned beneficially and of record by
Seller free and clear of any mortgages, liens, security interests or other encumbrances, charges, voting trusts, voting agreements, other agreements, rights, covenants, conditions, options, warrants or restrictions of any kind, nature or description ("Share
Encumbrances"), and at the Closing Seller shall have, and shall deliver to Purchaser, good and marketable title to the Share, free and clear of any Share Encumbrances.

		(b)	Seller has the full and absolute right, power and
authority to assign, transfer and deliver the Share.

	4.4	Subsidiaries.   Company does not have any subsidiaries.

	4.5	Corporate Action and Authority; No Conflict.  The
execution and delivery by Seller of this Agreement and all other agreements, instruments and documents to be delivered by Seller hereunder (the "Related Documents") and Seller's performance of the Contemplated Transactions have been duly authorized by all requisite corporate action of Seller. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the Contemplated Transactions. This Agreement and the Related Documents have been duly and validly executed and delivered by Seller and is, and each of the Related Documents when executed and delivered by Seller in accordance with its terms shall be, the valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms. Except as set forth in
Schedule 4.5, none of the execution, delivery or performance by Seller of this Agreement or any of the Related Documents, the consummation by Seller of the transactions contemplated hereby or thereby, or compliance by Seller with any provision hereof or thereof shall:

		(a)	conflict with or result in a breach of any
provision of the charter or by-laws of Seller or Company;

		(b)	violate any provision of law, statute, rule,
regulation, or permit of any court or other governmental or regulatory authority or of any Order, as defined in Section
4.10(b);

		(c)	conflict with, result in a breach of, constitute a
default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent under or result in the imposition of a security interest under, any Material Contract; or

		(d)	contravene or give any government body the right
to revoke, withdraw, suspend or cancel any material permit or license held by Company.

	4.6	Financial Statements.  Set forth in Schedule 4.6(a)
hereto are copies of the unaudited balance sheet of Company as at January 3, 1998 (the "Balance Sheet") and unaudited statements of operations and cash flow of Company for each of the three years in the period ended January 3, 1998, and set forth in Schedule 4.6(b) hereto is the unaudited balance sheet of Company as at May 2, 1998 (the "May 2 Balance Sheet"). Such financial statements are collectively referred to herein as the "Financial Statements." Except as set forth in the Financial Statements or in the notes thereto, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from the first day of the Company's 1995 fiscal year and fairly present on that basis the financial condition of Company as at January 3, 1998 and May 2, 1998, and the results of operations and cash flow of Company for each of the three years in the period ended January 3, 1998.

	4.7	Real Property.

		(a)	Schedule 4.7(a) lists all the real properties
owned by Company (the "Owned Real Property"). Company has good and marketable title to the Owned Real Property, free and clear of Encumbrances other than Permitted Encumbrances, each as hereinafter defined. As used in this Agreement, the term "Encumbrances" means, collectively, all easements, options, rights of first refusal, security interests, judgments, liens (other than for taxes not yet payable), mortgages, and encumbrances. As used in this Agreement, the term "Permitted Encumbrances" means, collectively: (i) any mechanics or materialmen's liens or similar Encumbrances arising or incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings; (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (iii) Encumbrances listed on Schedule 4.7(a) hereto;
(iv) zoning, building and other similar restrictions which, individually or in the aggregate, would not have a material adverse effect on the marketability or value of such property or materially interfere with the operations of the Business; or (v) easements, licenses, covenants, rights of way and similar Encumbrances which, individually or in the aggregate, would not have a material adverse effect on the marketability or value of such property or materially interfere with the operations of the Business (collectively, the "Permitted Encumbrances").

		(b)	Except as listed in Schedule 4.7(b):

			(i)	there are no leases, subleases, licenses,
concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real
Property:

			(ii)	there are no outstanding options or rights of
first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and

			(iii)	there are no pending, or to Seller's
Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to any parcel of Owned Real
Property or other matters affecting materially and adversely the current use, occupancy or value thereof.

		(c)	Schedule 4.7(c) lists all real property leased or
subleased to Company (the "Leased Real Property").  Seller has
delivered to Purchaser correct and complete copies of all leases
relating to the Leased Real Property.   To Seller's Knowledge,
each such lease is legal, valid, binding and enforceable and in full force and effect except where the illegality, invalidity, non-binding nature, unenforceability or ineffectiveness would not have a material adverse effect on the business, operations, properties, assets or financial condition of Company, considered as a whole ("Material Adverse Effect"). Neither Company nor, to Seller's Knowledge, the other party to each such lease is in default or breach thereunder in any material respect, and no event has occurred that with notice or the lapse of time or both would constitute a material default by Company, or to Seller's
Knowledge, the other party thereto.

		(d)	Except as listed in Schedule 4.7(d):

			(i)	there are no subleases, licenses, concessions
or other agreements granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property, and there are no parties who are in possession of space in the Leased
Real Property to which they are not entitled;

			(ii)	to Seller's Knowledge, there are no
outstanding options or rights of first refusal to purchase the Leased Real Property or any portion thereof or interest therein;
and

			(iii)	to Seller's Knowledge, there are no pending
or threatened condemnation proceedings, lawsuits, or administrative actions relating to any parcel of Leased Real
Property.

		(e)	The Owned Real Property and the Leased Real
Property are referred to collectively herein as the "Real
Property."

	4.8	Assets, Properties and Rights.

		Company has good, valid and marketable title to all of its assets and properties (other than the Owned Real Property), free and clear of all Encumbrances other than Permitted
Encumbrances. Company's assets and properties which are material to the conduct of the Business are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair, subject to normal wear and tear, and are reasonably suitable for the purposes for which they are presently used. The "assets and properties" of Company include all material assets and properties, interests in properties, and rights necessary for the conduct of the Business as presently conducted by Company.

	4.9	Contracts.

		(a)	Except as listed on Schedule 4.9(a), Part 1, there
are no contracts, agreements, loan facilities, guarantees of payment or performance, license agreements, leases of personal property, conditional sales contracts, noncompetition agreements and confidentiality agreements to which Company is a party or pursuant to which Company's assets are subject or bound, and which extend beyond the Closing Date, other than:

			(i)	purchase orders entered into in the ordinary
course of business which, in each case, involve purchases having a remaining value of less than $200,000;

			(ii)	sales contracts entered into in the ordinary
course of business under which the value of remaining shipments is less than $500,000;

			(iii)	contracts which by their terms terminate or
are unconditionally terminable by Company without penalty within one year after the date hereof and which individually involve an original commitment of less than $500,000; and

			(iv)	any other contracts which involve the
remaining expenditure of less than $100,000 or the provision of goods and services with a remaining value of less than $100,000.
(The contracts required to be listed in Schedule 4.9(a) are collectively referred to as the "Material Contracts").

	Schedule 4.9(a), Part 2 lists all contracts by and between Company and any of its Affiliates involving the expenditure of $100,000 or more, or involving the provision of goods, services or rights worth $100,000 or more.

	Schedule 4.9(a), Part 3 lists all contracts by and between Seller or any Affiliate of Seller (other than the Company) and any third party involving the provision to Company of goods, services or rights (except contracts with respect to employee benefits required to be set forth on Schedule 4.12) worth $100,000 or more.

		(b)	Except as listed on Schedule 4.9(b):  (i) Company
has in all material respects performed all the material obligations required to be performed by it to date under each Material Contract; (ii) Company is not in material breach or default of any Material Contract; and (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) can reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise of any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract.

		(c)	Schedule 4.9(c) lists (i) each existing Material
Contract being renegotiated by Company as of the date hereof; and
(ii) each prospective contract and agreement which if in effect as of the date hereof would have been listed as a Material Contract and which is being negotiated by Company as of the date hereof.

		(d)	To Seller's Knowledge, none of Company's officers
or key managers are subject to any contract or agreement which prohibits them from engaging in any business or which assigns to a third party the rights to any invention or intellectual property asset for which they were responsible, in whole or in part, for developing.

	4.10	Litigation.

		(a)	Except as set forth in Schedule 4.10(a), there are
no claims, actions, suits or proceedings pending, or to Seller's
Knowledge, threatened, and to Seller's Knowledge there are no investigations pending or threatened, against Company or Seller or against the transactions contemplated by this Agreement, at law or in equity or before or by any court or other governmental agency or instrumentality, domestic or foreign, or any arbitral body, an adverse outcome of which would have a Material Adverse Effect.

		(b)	Except as set forth in Schedule 4.10(b):  (i)
there is no Order to which Company or any of the assets owned or used by Company is subject; and (ii) Company is and has been in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject. "Order" means any award, decision, injunction, writ, decree, judgment, order, ruling, subpoena, or verdict (with the exception of permits and other routine regulatory actions) entered, issued, made or rendered by any court, administrative agency, government body or arbitrator.

	4.11	Compliance with Law.  Except as listed on Schedule
4.11(a) or as disclosed in Schedule 4.10 or elsewhere in this Agreement and the Schedules hereto:

		(a)	Seller has not received notice that Company is or
may be in violation of any applicable foreign, federal, state or local law, statute, regulation, Order or government permit
(collectively, "Law") where the consequences of such violation would have a Material Adverse Effect;

		(b)	Company is, and at all times since January 1, 1995
has been, in full compliance with all Laws, the violation of which would have a Material Adverse Effect; and

		(c)	no event has occurred or circumstance exists that
(with or without notice or lapse of time): (i) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Law which violation or failure is likely to have a Material Adverse Effect; or (ii) is likely to give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which action is likely to have a Material Adverse
Effect.

	4.12	Employee Benefit Plans.

		(a)	With respect to any Employee or Former Employee,
except as set forth on Schedule 4.12, neither Seller nor Company is a party to any "employee welfare benefit plan," as defined in
Section 3(1) of the Employee Retirement Income Security Act of
1974, as amended ("ERISA"), any "employee pension benefit plan," as defined in Section 3(2) of ERISA, or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, cafeteria, flexible benefit, medical expense reimbursement, dependant care, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, welfare or other employee benefit or fringe benefit plan, program or arrangement, and Company does not contribute to or have any liability under any "multiemployer plan," as defined in Section 3(37) of ERISA. These plans are referred to collectively herein as the "Employee Benefit Plans."

		(b)	With respect to any Employee or Former Employee,
each Employee Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and all applicable laws or regulations.

		(c)	With respect to any Employee or Former Employee,
as each term is defined below in Section 9.1, Company has provided, or shall have provided, to individuals entitled thereto required notices within the applicable time periods and required coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred.

		(d)	With respect to each Employee Benefit Plan which
is an "employee pension benefit plan" as defined in Section 3(2) of ERISA: (i) neither any such Employee Benefit Plan nor any fiduciary of Seller or Company or any such Employee Benefit Plan has engaged in a "prohibited transaction" as defined in Section
406 of ERISA or Section 4975 of the Code; (ii) all filings and reports as to each Employee Benefit Plan required to have been made on or before the Closing Date to the Internal Revenue Service
(the "IRS") the Pension Benefit Guarantee Corporation ("PBGC"), the Securities Exchange Commission or the United States Department of Labor (the "DOL") have been or shall be made on or before such date; (iii) with respect to any Employee, except as disclosed on
Schedule 4.12, there is no material litigation, governmental proceeding or investigation pending or to Seller's Knowledge threatened with respect to any such Employee Benefit Plan, its related trusts, or any fiduciary, administrator or sponsor of any such Employee Benefit Plan in said capacity; and there has not been any (iv) termination, or determination of the Secretary of the Treasury of partial termination, of any such Employee Benefit
Plan, (v) commencement of any proceeding to terminate any such Employee Benefit Plan pursuant to ERISA, or (vi) written notice given to Seller or to the Company of the intention to commence or seek the commencement of any such proceeding with respect to any such Employee Benefit Plan, which, under subparagraph (iv), resulted or, under subparagraph (v) or (vi), would result in an insufficiency of plan assets necessary to satisfy benefits guaranteed under section 4022 of ERISA.

		(e)	With respect to each Employee Benefit Plan which
is subject to Section 401(a) of the Code: (i) Seller or Company has received a favorable determination letter as to qualification of each such Employee Benefit Plan under Code section 401(a) and each such Employee Benefit Plan meets the requirements of a "qualified plan" under Section 401(a) of the Code; (ii) each such Employee Benefit Plan has been funded in accordance with its governing documents, ERISA and the Code, there has been no accumulated funding deficiency, whether or not waived, at any time; (iii) there has been no "Reportable Event" within the meaning of section 4043 of ERISA which was required to have been reported under that section but was not reported; and (iv) all filings, premium payments, reports and notices as to each such Employee Benefit Plan required to have been made on or before the Closing Date to the PBGC have been or shall be duly made on or before that date.

		(f)	Except as set forth on Schedule 4.12, neither
Seller nor Company has terminated any employee pension benefit plan subject to Title IV of ERISA.

		(g)	Except as set forth on Schedule 4.12, with respect
to any Employee or Former Employee, neither Seller nor Company presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated
Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

		(h)	No amount payable to any Employee or Former
Employee as result of or in connection with the transaction contemplated by this agreement will be an "excess parachute payment" which is non-deductible under Section 280G of the Internal Revenue Code.

		(i)	With respect to the Employees and Former
Employees, no event has occurred with respect to which Company could be liable for a tax imposed by any of Sections 4972, 4976, 4977 or 4980 of the Code, or for a civil penalty or other liability under Section 502(c) or Section 502(l) of ERISA.

		(j)	Except as set forth on Schedule 4.23, with respect
to any Employee or Former Employee, neither Seller nor Company has promised, announced, or has any commitment to make any benefit increases or improvements under any Employee Benefit Plan, any amendments or restatements of any Employee Benefit Plan, or any new Employee Benefit Plan, program or arrangement, and neither
Seller nor Company is aware of or involved in (or will, prior to Closing, permit) any amendment or modification of an Employee
Benefit Plan, or any exercise of discretion, which may materially affect the interests of participants and beneficiaries in such Employee Benefit Plan.

		(k)	With respect to each of the Employee Benefit
Plans, Seller has delivered to Purchaser true and complete copies of (where applicable): (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form 5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; and
(vi) the most recent summary plan description.

4.13	Intellectual Property Rights.

		(a)	Schedule 4.13 contains an accurate and complete
list of (i) all patents, unregistered trademarks, trade names, assumed names, unregistered copyrights, and all applications therefor, owned, used or filed by Company and used in or necessary for the conduct of its business; (ii) all licenses, permissions and other agreements relating to the items listed in clause (i);
and (iii) all agreements relating to technology, know-how, software or processes used in or necessary for the conduct of its business which Company is licensed or authorized to use by others. The Company has no registered trademarks or copyrights.

		(b)	Except as set forth in Schedule 4.13, (i) the
patents and any applications therefor listed in Schedule 4.13 are duly recorded in the name of Company, (ii) to Seller's Knowledge, all patents, trademarks, trade names, assumed names and copyrights listed in Schedule 4.13 are valid, subsisting and enforceable, and
(iii) Company has the sole and exclusive right, free from any Encumbrances, to use the patents, trademarks, trade names, assumed names and copyrights and applications therefor listed in Schedule 4.13, and has good title to and the absolute (but not necessarily exclusive) right to use the technology, know-how and processes and all trade secrets and proprietary information (whether patentable or not) required for or incident to the conduct of its business, in the jurisdictions in which it conducts its business or where the products of its business are distributed, or services rendered; and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

		(c)	Except as set forth in Schedule 4.13, no claims
have been asserted by any person with respect to the ownership, validity, enforceability or use of any such patents, trademarks, trade names, assumed names, copyrights, applications therefor, or any technology, know-how, processes, trade secrets or proprietary information owned or used by the Company or challenging or questioning the validity or effectiveness of any such license, permission or agreement and, to Seller's Knowledge, there is no valid basis for any such claim, and, to Seller's Knowledge, the use or other exploitation of such patents, trademarks, trade names, assumed names, copyrights, applications therefor, or any technology, know-how, processes and trade secrets and proprietary information by Company does not infringe, misappropriate or dilute the rights of any other person.

		(d)	Except as disclosed in Schedule 4.13, to Seller's
Knowledge, no other person is infringing, misappropriating or diluting the rights of Company with respect to such patents, trademarks, trade names, assumed names, copyrights, applications therefor, or with respect to any technology, know-how, processes, trade secrets or proprietary information owned or used by the Company.

		(e)	Except as disclosed in Schedule 4.13, Company has
received no written notice from a third party that any product or service manufactured, marketed, distributed or sold or proposed to be manufactured, marketed, distributed or sold by Company violates or will violate any license or infringes or misappropriates or will infringe or misappropriate any rights of any other person.

		(f)	All of the active patents and patent applications
listed on Schedule 4.13 are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees).

		(g)	Company's policy is that all employees execute
written agreements that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of Company and that contain provisions regarding the use and disclosure of confidential information relating to the business of Company; and, to the Seller's knowledge, all current employees of Company have executed such an agreement.

		(h)	Company has taken reasonable precautions to
protect the secrecy, confidentiality and value of all trade secret and/or confidential, proprietary information used in or necessary for the conduct of Company's business.

		(i)	Company has in its possession engineering
drawings, process flow documents, manufacturing procedures, bills of materials and routing sheets used in the operation of the Business.

	4.14	No Material Adverse Change.  Except as set forth on
Schedule 4.14, there has been no material adverse change in the business, operations, properties, assets or financial condition of Company, considered as a whole, since the date of the Balance Sheet, and to Seller's Knowledge, no event has occurred or circumstance exists that is likely to result in such a material adverse change.

4.15	Environmental Matters.

		(a)	For purposes of this Agreement, the following term
shall have the meaning set forth herein:

			"Hazardous Wastes" means:

			(i)	hazardous materials, hazardous substances,
extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (section) 9601 et seq., the Resource Conversation and Recovery Act, 42 U.S.C. (section) 6901 et seq., and any other Environmental and Safety Requirements;

			(ii)	petroleum, including crude oil or any
fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);

			(iii)	any radioactive material, including, any
source, special nuclear, or by-product material as defined in 42
U.S.C. (section) 2011 et seq.;

			(iv)	asbestos in any form or condition; and

			(v)	any other material, substance or waste to
which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

		(b)	Compliance With Environmental and Safety
Requirements.  To Seller's Knowledge, and except as set forth in
Schedule 4.15(b), each of Company and any tenants or subtenants of Seller or Company located on the Real Property is in compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, and pollution and protection of the environment, all as amended as of the Closing Date ("Environmental and Safety Requirements") and Company and any tenants or subtenants of Seller or Company located on the Real Property possess all required permits, licenses and certificates, and have filed all notices or applications required thereby pursuant to applicable Environmental and Safety Requirements (the "Permits"). Except as set forth in
Schedule 4.15(b), there are no governmental notices or approval requirements related to the Permits arising as a result of the transactions contemplated by this Agreement.

		(c)	No Hazardous Wastes.  To Seller's Knowledge, and
except as set forth in Schedule 4.15(c), neither Company nor any tenants or subtenants of Seller or Company located on the Real
Property has ever generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility and no such Hazardous Wastes are present on, in or under the Real
Property and the Real Property does not contain (including, containment by means of any underground storage tank) any Hazardous Wastes, except in compliance with applicable
Environmental and Safety Requirements.

		(d)	No Actions or Proceedings.  To Seller's Knowledge,
neither Company nor any tenants or subtenants of Seller or Company located on the Real Property has been subject to, or received any written notice of any private, administrative or judicial action, or any written notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes relating to Company, the Business, or the Real
Property, and, to Seller's Knowledge, other than as set forth on
Schedule 4.15(d), there is no reasonable basis for any such notice or action, and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

	4.16	Tax Returns and Payments.  Except as set forth in
Schedule 4.16(a) or as reflected or reserved against in the Financial Statements: (i) Seller's Group (as defined in Section 15.12(d)) has timely filed or caused to be timely filed all federal, state and foreign Income Tax Returns and all other Returns (as defined in Section 15.12(b)) that are required to be filed on or before the date hereof for each taxable period during which Company has been a member of Seller's Group, and all such Income Tax Returns and all other Returns are accurate and complete in all material respects, (ii) all federal, state, foreign and other Income Taxes and all other material Taxes (as defined in Sections 15.12(a) and 15.12(c), respectively) due and payable on or before the date hereof, relating to the business or assets of Company, have been paid, (iii) no claim for assessment or collection of Taxes, relating to the business or assets of Company has been asserted in writing by the Internal Revenue Service ("IRS") or any other taxing authority, (iv) the statute of limitations has expired with respect to all Income Tax Returns and all other Returns, and neither Company nor Seller's Group (or any member thereof) has consented to extend the time in which any Tax may be assessed or collected by the IRS or any other taxing authority, (v) neither Company nor Seller's Group (or any member thereof) has extended the time with respect to the date on which any Income Tax Return or other Return was or is to be filed, (vi) there are no ongoing or pending Tax audits, examinations, or investigations by the IRS or any other taxing authority against Company or Seller's Group (or any member thereof), (vii) Company has no liability for Income Taxes under Treasury Regulations
Section 1.1502-6 as a result of being a member of a consolidated group within the meaning of Section 1504(a) of the Code, other than Seller's Group, (viii) no consent has been filed relating to any assets or property of Company or Seller's Group (or any member thereof) pursuant to Section 341(f) of the Code, (ix) any tax-indemnity, tax-sharing, tax-allocation, or similar agreements (all of which are listed on Schedule 15.1) of Company and any liability or obligation of Company under such agreements shall terminate as of the Closing Date and be of no further force or effect for any taxable period, (x) Company does not have, and has not had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country, (xi) Company is not a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Tax purposes, (xii) Company has not granted any powers of attorney with respect to matters relating to Tax, other than those required by consolidated return regulations under the Code (xiii) there is no closing agreement, compromise, or settlement with the IRS or any other taxing authority that is binding on Company for any taxable period ending after the Closing Date, (xiv) there are no requests for rulings or determinations relating to Company pending with the IRS or any other taxing authority, (xv) Seller has made available to Purchaser for inspection true, correct, and complete copies of all Tax Returns filed, and statements of deficiency assessed against or agreed to by Company (or any other entity or person on behalf of Company) for the taxable periods of Company as to which the statutes of limitations with respect to Taxes have not expired, and (xvi) Company has no liability for Income Taxes under Treasury Regulations Section 1.1502-6 as a result of being owned by or affiliated with any entity or person except Seller or an entity affiliated with Seller. Seller has provided Purchaser with schedules setting forth the tax basis of Company's assets, the amounts of any operating loss, net capital loss, and unused credits of Company, and the amount of any deferred gain or loss allocable to Company arising from any intercompany or intragroup transaction.

	4.17	Labor Matters.    Except as disclosed on Schedule 4.17,
(a) Company is not a party to or subject to any collective bargaining agreement with any labor organization with respect to any of its operations, (b) there are no agreements with labor unions, work councils or associations representing employees of Company; (c) there are no current strikes, slowdowns, picketing, work stoppages, or other occurrences, events or conditions of a similar character in which any of said employees are participating.

	4.18	Intercompany Services.  Schedule 4.18 sets forth all
services (other than sales of products in the ordinary course of business) provided within the last twelve months by Seller and its Affiliates to Company or by Company to Seller and its Affiliates.

	4.19	Undisclosed Liabilities. Except as set forth on
Schedule 4.19, Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which should be reflected or reserved against in or disclosed in the notes to the May 2 Balance Sheet, except for liabilities or obligations reflected or reserved against in or disclosed in the notes to the May 2 Balance Sheet and liabilities incurred in the ordinary course of business since the date thereof.

	4.20	Notes and Accounts Receivable.  All of Company's notes
and accounts receivable that are reflected on the May 2 Balance
Sheet represent valid obligations of the obligor and are receivables recorded in accordance with generally accepted accounting principles.

	4.21	Product Warranties.  Except as set forth on Schedule
4.21, Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to products sold, manufactured, leased or delivered or for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the May 2 Balance Sheet (including any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company.

	4.22	Product Liability.  Schedule 4.22 sets forth Company's
product liability claim history for the last three (3) years, including the nature and amounts of all product liability claims, the identity of the claimants, and any amounts paid by Company in connection with such claims.

	4.23	Absence of Certain Changes and Events.  Except as set
forth in Schedule 4.23, since the date of the Balance Sheet, Company has conducted its business only in the ordinary course of business and there has not been any:

		(a)	wage or salary increases or any increases in any
bonus, insurance, pension, retirement or other employee benefit plan affecting employees of Company except as is consistent with past practice or entry into any employment, severance or similar contract with any director, officer, or key manager of the Company;

		(b)	damage to or destruction or loss of any asset or
property of Company, whether or not covered by insurance, which would have a Material Adverse Effect;

		(c)	sale (other than sales of inventory in the
ordinary course of business), lease, or other disposition of any material asset or property of Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of Company, including the sale, lease, or other disposition of any material Intellectual Property Assets;

		(d)	cancellation or waiver of any claims or rights
with a value to Company in excess of $100,000;

		(e)	material change in the accounting methods used by
Company; or

		(f)	agreement, whether oral or written, by Company to
do any of the foregoing.


	ARTICLE V
	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

	5.1	Organization and Authority.  Purchaser is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

	5.2	Corporate Action; No Conflict.  The execution, delivery
and performance by Purchaser of this Agreement and the Related Documents to be delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is, and each of the Related
Documents when executed and delivered by Purchaser in accordance with its terms shall be, the valid and binding obligation of Purchaser. Neither the execution, delivery or performance by Purchaser of this Agreement or any Related Document, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any provision hereof or thereof shall (i) conflict with or result in a breach of any provision of the charter or by-laws of Purchaser or, (ii) violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to Purchaser.

	5.3	Funding of Purchase Price.  Purchaser has sufficient
cash or other contractually committed sources of financing to consummate the purchase of the Business and shall at Closing have funds available sufficient to pay the Purchase Price.


ARTICLE VI
	Conditions to Obligations of Purchaser

	The obligations of Purchaser under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

	6.1	Performance of Covenants.  Seller shall have performed
and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

	6.2	Accuracy of Representations.

		(a)	All of Seller's representations and warranties in
this Agreement (considered both individually and collectively) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Purchaser shall have received at the Closing a certificate of an officer of Seller, dated as of the Closing Date, to such effect.

		(b)	Seller's representations and warranties in
Sections 4.2, 4.3 and 4.6 must have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and Purchaser shall have received at the Closing a certificate of an officer of Seller, dated as of the Closing Date, to such effect.

	6.3	Opinion of Counsel.  Purchaser shall have received from
W. Robert Kemp, Corporate Counsel, Textron Inc., counsel to
Seller, an opinion dated the Closing Date, substantially in the form of Exhibit A.

	6.4	HSR Act.  All applicable waiting periods (including any
extensions thereof) required under the HSR Act shall have expired or been terminated, without the threat or initiation of legal action by the Federal Trade Commission or the Department of Justice.

	6.5	No Proceedings. There shall not be pending or
threatened, any claim, suit, action or other proceeding brought by any governmental agency before any court, tribunal or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement, seeking material damages in connection therewith, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement; and there shall not be pending or threatened, any claim, suit, action or other proceeding brought by any third party before any court, tribunal or governmental agency, seeking to prohibit or otherwise restrain to a material degree the transactions contemplated by this Agreement, seeking material damages in connection therewith, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering to a material degree with any of the transactions contemplated by this Agreement.

	6.6	Authorization.  All action necessary to authorize the
execution, delivery and performance by Seller of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Seller shall have full power and right to consummate the transactions contemplated hereby and thereby.

	6.7	Secretary's Certificate.  Seller shall have delivered
to Purchaser certificates of the Secretary or Assistant Secretary of Seller and Company as to the charter, by-laws, corporate resolutions and incumbency of officers of Seller and Company in form and substance reasonably satisfactory to Purchaser.

	6.8	Resignations.  Purchaser shall have received duly
signed resignations, effective immediately after the Closing, of all directors and officers of Company other than those whom Purchaser shall have specified in writing at least five business days prior to the Closing.

	6.9	Consents.  Each third party consent identified in
Schedule 6.9 shall have been obtained and must be in full force and effect.


	ARTICLE VII
	Conditions to Obligations of Seller

	The obligations of Seller under this Agreement are, at its option, subject to the fulfillment, on or before the Closing Date, of each of the following conditions precedent:

	7.1	Performance of Covenants.  Purchaser shall have
performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

	7.2	Representations and Warranties. The representations and
warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date in all material respects as though such representations and warranties had been made as of the Closing Date, and Seller shall have received at the Closing a certificate of an officer of Purchaser, dated as of the Closing
Date, to such effect.

	7.3	Opinion of Counsel.  Seller shall have received from
Robert Reuterfors, legal counsel to Purchaser, an opinion dated the Closing Date, substantially in the form of Exhibit B.

	7.4	HSR Act.  All applicable waiting periods (including any
extensions thereof) required under the HSR Act shall have expired or been terminated, without the threat or initiation of legal action by the Federal Trade Commission or the Department of Justice;

	7.5	No Proceedings.  There shall not be pending or,
threatened, any claim, suit, action or other proceeding by any governmental agency before any court or governmental agency, seeking to prohibit or restrain the transactions contemplated by this Agreement or to obtain damages in connection therewith.

	7.6	Authorization.  All action necessary to authorize the
execution, delivery and performance of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and Purchaser shall have full power and right to consummate the transactions contemplated hereby and thereby.

	7.7	Secretary's Certificate.  Purchaser shall have
delivered to Seller a certificate of the Secretary or Assistant Secretary of Purchaser as to the charter, by-laws, corporate resolutions applicable to this Agreement and the Related Documents and the transactions contemplated hereby and thereby, and incumbency of officers of Purchaser in form and substance reasonably satisfactory to Seller.


	ARTICLE VIII
	Environmental Matters

	8.1	Environmental Indemnification.

		(a)	Seller will indemnify and hold harmless Purchaser
and its Affiliates for, and will pay to Purchaser and its Affiliates the amount of, any Damages arising, directly or indirectly, from or in connection with:

			(i)	any Environmental and Safety Requirements
arising out of or relating to:

				(A)	the ownership, operation, or condition
at any time on or before the Closing Date of the Real Property or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) other than the Real Property
(collectively, the "Other Property"), which were or are owned, operated or otherwise used by Company or any other persons or entities for whose conduct Company is or may be held responsible, including any entity merged with or acquired by Company or for which Company has successor liability for environmental matters under applicable law (collectively, the "Predecessors");

				(B)	any Hazardous Wastes that were present
on the Real Property or Other Properties at any time on or before the Closing Date;

				(C)	any Hazardous Wastes, wherever located,
that were, or were allegedly, generated, transported, stored, treated, disposed, released, or otherwise handled by Seller or Company or any Predecessor at any time on or before the Closing
Date;

				(D)	any activities that were, or were
allegedly, conducted by Seller or Company or by any Predecessor at any time on or before the Closing Date; or

			(ii)	any bodily injury (including illness,
disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any person or entity, in any way arising from or allegedly arising from any activity conducted or allegedly conducted with respect to the Real Property, Other Property or the operation of Company before the Closing Date, relating to:

				(A)	Hazardous Wastes present or suspected to
be present on or before the Closing Date on or at the Real
Property or Other Property (if such Hazardous Waste emanated or allegedly emanated from any of the Real Property or Other Property and was present or suspected to be present on any of the Real
Property or Other Property on or before the Closing Date); or

				(B)	Hazardous Wastes released or allegedly
released by Seller or Company or any Predecessor on the Real
Property or Other Property before the Closing Date.

		(b)	Notwithstanding anything in Section 8.1(a) to the
contrary, with respect to Seller's indemnification obligations in connection with matters arising from or allegedly arising from the ownership, operation or condition (including the presence or suspected presence of Hazardous Wastes) of the Real Property on or prior to the Closing Date:

			(i)	Seller's liability for indemnification  shall
be subject to the monetary thresholds and limitations set forth in
Section 14.1 hereof;

			(ii)	Seller shall have no liability for
indemnification with respect to such matters unless Purchaser asserts a claim for indemnification within ten (10) years after the Closing Date; provided, however, that if, prior to the tenth anniversary of the Closing Date, any person or entity that is not an Affiliate of Purchaser or Company ("Subsequent Purchaser") acquires some or all of the Owned Real Property, the indemnification obligations of Seller under this Article VIII relating to the Owned Real Property so acquired shall extend to the tenth anniversary of the closing of such transaction; provided Subsequent Purchaser expressly agrees in writing to be bound by the provisions of this Article VIII; and

			(iii)	Seller shall have no responsibility for
remediation of the Real Property beyond the standards applicable to industrial property, unless a government agency orders remediation to a more stringent standard.

		(c)	Except as otherwise provided in Section 8.1(b),
Purchaser's right to indemnification under this Article VIII shall be unlimited (payable from the first dollar, without limit), provided that Purchaser must assert any indemnification claims under this Article VIII prior to the expiration of the applicable statute of limitations for such claims.

	8.2	Liability for Shipment or Disposal.  Notwithstanding
anything in Section 8.1 to the contrary, Seller shall after Closing forever assume all liabilities and obligations relating to, and will indemnify and hold harmless Purchaser and its Affiliates for, and will pay to Purchaser and its Affiliates the amount of any Damages arising directly or indirectly from or in connection with the actual or alleged shipment or disposal by Company or the arrangement of shipment or disposal by Company of Hazardous Wastes prior to the Closing Date, including but not limited to all liabilities and obligations and Damages in connection with the locations identified on Schedule 8.2.

	8.3	Cooperation by Purchaser.  Purchaser agrees to provide,
and to cause Company to provide reasonable cooperation to Seller in performing its obligations hereunder, including:  (i) giving
Seller prompt written notice of any claim, demand, or other notice with respect to which indemnity may be sought under this Article
VIII; (ii) providing Seller and Seller's agents, contractors and consultants, and relevant government officials, with reasonable access (at no charge) to the Real Property to conduct any
necessary investigation or remedial action, including sampling, monitoring, treatment, installation of equipment, construction of facilities, removal and disposal, subject to such reasonable regulation of access to Company's property, such as the
requirement of proof of insurance, as may be generally applicable
to third parties seeking access to Company's facilities;   (iii)
providing Seller and its agents, contractors and consultants with any records, documents and other data in its possession relevant to indemnification obligations; and (iv) otherwise providing such assistance reasonably necessary to enable Seller to comply with its obligations under this Article VIII.

	8.4	Environmental Response Action.  Seller at its sole
option shall have the right to control the manner and method of any investigation and remediation of the Real Property necessary to satisfy its indemnification obligations under Section 8.1(b) ("Environmental Response Actions"), including, but not limited to, selection of consultants and contractors (subject to Purchaser's approval of such consultants and contractors, which approval shall not be unreasonably withheld) and any communications with government authorities (provided that Purchaser is provided with advance copies and an opportunity to comment on such communications with governmental authorities and provided further, that while Seller shall consider Purchaser's comments in good faith, Seller's decision as to the communication shall be final), so long as such Environmental Response Action is conducted in accordance with applicable Environmental and Safety Requirements and in a manner so as to avoid interference with Purchaser's use of the Real Property (including access to or egress therefrom) to the extent commercially practicable.

	8.5	Subsurface Sampling.

	       (a) It shall be a condition to Seller's obligations under Section 8.1(b) that neither Purchaser nor Company shall undertake any investigation that would involve subsurface sampling or excavation unless such investigation is (i) the result of a demand or claim by a governmental authority or other third party (other than an Affiliate of Purchaser or Company, or (ii) necessary to comply with the requirements of applicable Environmental Laws for industrial real property and carried out with Seller's consent, which shall not be unreasonably withheld; provided, however, that such prior consent of Seller need not be obtained if the delay required to do so would prevent Company from complying in a timely manner with applicable Environmental and Safety Requirements, provided that in such case Purchaser or Company shall notify Seller as soon as reasonably possible.

	   	 (b) Notwithstanding anything to the contrary in 8.5(a), Purchaser or Company may conduct subsurface sampling or excavation (i) necessary for normal maintenance of existing structures and improvements currently existing at the Real Property or for the expansion of existing structures or construction of new structures on the Real Property; or (ii) required by a Subsequent Purchaser of the Owned Real Property or by a third party in contemplation of providing financing to Purchaser or Company secured by the Owned Real Property, in each case so long as the identity of the consulting firm conducting such sampling and the work plan for such sampling are provided to Seller sufficiently in advance of the commencement of work that Seller has a reasonable opportunity to comment, and Seller receives a copy of any data from such sampling.

	8.6	Exclusive Remedy.  The indemnities set forth in this
Agreement with respect to Environmental and Safety Requirements constitute the sole and exclusive obligation of Seller with respect to the environmental condition of the Real Property, and, with respect to the environmental condition of the Real Property, Purchaser covenants not to bring suit against Seller with respect to Environmental and Safety Requirements (a) under any state, federal or local statute, rule or regulation, including, but not limited to, The Comprehensive Environmental Response,
Compensation, and Liability Act ("CERCLA") or (b) at common law except to enforce the provisions of such indemnities.

	8.7 Illinois Real Property Transfer Statute. Seller shall provide to Buyer and Wachovia Bank, N.A. (the "Lender") on or before June 5, 1998, a Disclosure Document, as defined in
Article 5 of the Illinois Responsible Property Transfer Act of 1988, 765 ILCS 90/1 et. seq. ("the Act"), in such form as is reasonably acceptable to Buyer and Lender. Delivery of the Disclosure Document by June 5, 1998, will cause Buyer and Lender to waive the time period specified in the Act by executing the Waiver form attached as Exhibit 8.7, indicating that each of Buyer and Lender is aware of the purpose and intent of the Disclosure Document. Buyer shall be responsible for recording the Disclosure Document in accordance with the Act, and Seller is indemnified against any penalty assessed for failure to so record.


ARTICLE IX
Employee Matters

9.1    Scope of Article.   This Article IX contains the
covenants and agreements of the parties with respect to (a) the employees of Company whose employment with the Business has not ended as of the Closing (the "Employees"), (b) former employees of Company whose employment with Company terminated before the Closing (whether by retirement or otherwise) and who were employed by Company immediately before such termination of employment (the "Former Employees") and (c) Employee Benefit Plans.

9.2	Benefits and Compensation.   Purchaser shall provide,
effective as of the Closing Date, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that, in the aggregate, will provide benefits and compensation to the Employees that are for a period of at least one year after the Closing Date, comparable in the aggregate to those provided by Seller to the Employees immediately prior to the Closing Date. Notwithstanding the foregoing, Purchaser shall agree to provide to salaried Employees under Purchaser's Salaried Pension Plan (see Section 9.3(a) below) a benefit which will be no less than the benefit that would be calculated under Seller's Salaried Pension Plan for each such salaried Employee, taking into account such Employee's credited service under Seller's Salaried Pension Plan as of the Closing Date and such Employee's compensation from the Purchaser as of the earlier of the date his employment with the Purchaser ends or the Purchaser's Salaried Pension Plan is terminated.

9.3	Pension Plans.

(a)  Purchaser shall adopt, effective as of the Closing
Date, but no later than December 31, 1998, one or more pension plans, including a tax-qualified defined benefit plan for salaried Employees ("Purchaser's Salaried Pension Plan") and a tax-qualified defined benefit plan or plans for hourly Employees ("Purchaser's Hourly Pension Plans"), which shall discharge the pension obligations set forth in this Section 9.3(a). Subject to the transfer of assets described in this Section 9.3(a), Purchaser's Salaried Pension Plan shall assume the liabilities as of the Closing Date for the benefits of all salaried Employees participating in the Textron Pension Plan ("Seller's Salaried Pension Plan"), and Purchaser's Hourly Pension Plans shall assume the liabilities as of the Closing Date for the benefits of all hourly Employees participating in the Fuel Systems Textron Inc. Hourly Pension Plan (Holland and Zeeland, MI) and the Fuel Systems Textron Inc. Hourly Pension Plan (Harvard IL) (collectively, the "Seller's Hourly Pension Plans"), which Seller's Hourly Pension Plans were merged into the Textron Pension Plan effective December 31, 1995. The Seller's Salaried Pension Plan and the Seller's Hourly Pension Plans shall be referred to collectively hereafter as the "Seller's Pension Plans," and the Purchaser's Salaried Pension Plan and Purchaser's Hourly Pension Plans shall be referred to collectively hereafter as the "Purchaser's Pension Plans."

Purchaser shall, as soon as practicable after the Closing Date, submit Purchaser's Pension Plans to the IRS with Purchaser's requests for favorable determination of the qualified status of the Purchaser's Pension Plans. Purchaser may, but is not required to work, with Seller's outside counsel or consultants through the Cutoff Date, as defined in the following paragraph, to set up the Purchaser's Pension Plans and to file any annual reports for the Purchaser's Pension Plans.

On a day which is within 60 days after the later of (i) the date upon which the Purchaser delivers to the Seller notice that the Purchaser's actuaries, pursuant to Section 9.3(c) of this Agreement, have reviewed the calculations of Seller's actuaries and are satisfied that such calculations are in accordance with this Agreement and (ii) the first day of the calendar month which begins after the Purchaser delivers to Seller copies of the favorable IRS determination letters for the Purchaser's Pension Plans (the "Transfer Date"), Seller shall cause the trustee under Seller's Pension Plans to transfer to the trustee or trustees under Purchaser's Pension Plans cash assets in an amount equal to the sum of (i) the amount necessary to satisfy the applicable requirements of sections 414(l) and 401(a)(12) of the Code as of the Closing Date by using the assumptions and methods specified
in Schedule 9.3(a) and (ii) $500,000.   Notwithstanding the
above, from the period beginning on the Transfer Date and ending on a date to be determined by Purchaser (but not later than the last day of the Purchaser's 1998 fiscal year or December 31, 1999, whichever is later) (the "Cutoff Date"), the group trustee for Textron's Master Trust shall be appointed the trustee for Purchaser's Pension Plans, and Purchaser and Seller shall take any and all actions to ensure that the Purchaser's Pension Plans participate in said Master Trust for that period.

(b)	The amounts so determined in Section 9.3(a)(i) shall be
adjusted for investment earnings at the actual investment return of Textron's Master Trust for the period between the Closing Date and the date on which assets are transferred from the Textron Master Trust to a trust established by Purchaser to fund the Purchaser's Pension Plans, as described in the immediately preceding paragraph, which date shall not be later than the Cutoff Date, and reduced by the amount of any benefit payments to Employees during such period and a proportionate share of administrative expenses (including actual expenses of the paying agent) for such period if such administrative expenses are charged to the Seller's Pension Plans.

(c)	The assets caused to be transferred pursuant to Section
9.3(a)(i) shall be calculated by Seller's actuary, and shall be subject to review by Purchaser's actuary for the sole purpose of determining that the calculation was made pursuant to this
Section 9.3. If there is any disagreement, Seller and Purchaser shall negotiate in good faith to determine the calculation of assets to be transferred. If Seller and Purchaser are unable to reach an agreement within sixty (60) days after the Purchaser receives Seller's final calculations the dispute shall be resolved by a mutually acceptable third actuary whose fees and expenses shall be borne equally by the parties.

9.4	Defined Contribution Plan.   The accounts under the
Textron Savings Plan of all Employees of the Business on the Closing Date shall be nonforfeitable on that date, and shall be distributable in accordance with the terms of that plan. Purchaser shall not assume any liability or have responsibility with respect to the Textron Savings Plan.

	9.5	Severance and Other Liability.  Seller shall retain and
be solely liable for and shall indemnify and hold Purchaser harmless from and against all obligations, cost or expense related to the Employee Benefit Plans, except with respect to any liabilities under the Employee Benefit Plans expressly assumed by Purchaser. Purchaser shall assume, discharge, pay and be solely liable for and shall indemnify and hold Seller harmless from and against all obligation, cost or expense for (i) any earned vacation, holiday pay or other fringe benefits relating to Employees and Former Employees whether or not reflected on the Closing Balance Sheet; (ii) any health, disability or life insurance coverage and any medical and dental benefits (including retiree medical and life insurance coverage) payable at any time to Employees and Former Employees; (iii) severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation under Seller's plans, policies or arrangements, or under applicable law, relating to Employees and Former Employees; and (iv) any other claim or liability arising out of the employment of the Employees and Former Employees.

	9.6   Benefit Plans - Interim Plans and Services.   Seller
agrees, as an accommodation to Purchaser, to continue to operate its medical, dental, life insurance and disability plans (the "Interim Plans") for the benefit of the Employees and Former Employees and to continue to provide to Purchaser's Pension Plans (either directly or through its vendors) the pension plan administrative services (the "Interim Services") which it provided to Seller's Pension Plan immediately before the Closing, during an interim period (the "Interim Period") commencing on the Closing Date and ending, in the case of the Interim Plans, on the earlier of a date specified by Purchaser or December 31, 1998, and in the case of the Interim Services, on the earlier of a date specified by Purchaser or the Cutoff Date. The parties agree that Purchaser is fully responsible for all liabilities and benefits which arise as a result of the operation of the Interim Plans and the performance of the Interim Services, and agrees to indemnify and hold harmless Seller from any liability resulting from such operation and performance. Therefore, it is the intent of the parties that the financial obligations of Seller under this Section shall be measured as of the Closing Date as if this continuation provision did not exist except as set forth in this Agreement. Further, this Section shall not be construed to impose upon Seller any liability or responsibility except as expressly set forth in this Agreement. Any Interim Plans operated by Seller shall be provided to all eligible Employees and Former Employees, and benefits under these plans shall be identical to the benefits afforded such individuals under the applicable Seller's plans immediately prior to the Closing Date except as may be required by law. Purchaser agrees to pay Seller, or if so determined by Seller, any administrative representative of Seller, the premium rates and other out of pocket amounts actually payable under or incurred under, or contributions made to the Interim Plans, or incurred for the Interim Services, plus any related third party administrative fees as well as any reasonable and necessary related expenses incurred by Seller.


	ARTICLE X
	Obligations After Closing

	10.1	Access.  In connection with any financial audit of
Seller or any Tax audit or other governmental investigation of Seller for any matter relating to the business of Company for any period prior to the Closing, or for any other reasonable and lawful purpose, Purchaser shall cause Company, upon request, to permit Seller and its representatives to have access, at reasonable times during normal business hours and in a manner which is not disruptive to the operations of Company, to the work papers, books and records of Company relating the conduct of its business prior to the Closing which shall have been in possession of Company as of the Closing and which remain in the possession of Company. Purchaser shall cause Company not to dispose of such work papers, books and records during the six year period beginning with the Closing without Seller's consent. Following the expiration of such six-year period, Company may dispose of such work papers, books and records at any time upon giving 90 days' prior written notice to Seller, unless Seller agrees to take possession of such work papers, books and records within such 90 days at no expense to Purchaser.

	10.2	Post-Closing Assistance.  For a period of up to 90 days
following the Closing (or in the case of services described in
Schedule 10.2, for the periods of time set forth in Schedule
10.2), Seller shall provide to Company such support services currently provided by Seller to Company as Purchaser may
reasonably request.   Purchaser shall fund or reimburse Seller for
all out of pocket amounts incurred by Seller in providing such services. Purchaser may cause Company to terminate the use of any service by not less than ten days prior written notice to Seller.
At the Closing, Purchaser shall deposit with Seller the sum of
$290,000 to fund the payments expected to be made by Seller on Purchaser's behalf in the month following the Closing. On or before the fifth day of first calendar month after the Closing, Purchaser shall deposit with Seller the sum of $190,000. On or before the fifth day of each subsequent calendar month, Purchaser shall deposit with Seller the amount which is needed to restore the total amount on deposit with Seller to $190,000.  This amount may be revised by mutual agreement of Purchaser and Seller at any time after the Closing to better represent the monthly out of pocket amount for support services then currently being provided.
At the end of the last month in which Seller provides support services to Company pursuant to this provision, the unused balance of funds on deposit with Seller, less an estimate of any
additional out of pocket amounts that Seller expects to incur on behalf of Company or Purchaser, shall be refunded, without
interest, to Purchaser.   A final reconciliation shall be made
within ninety days thereafter. Support services contemplated in this Section 10.2 include, but are not limited to, the items listed and described in Schedule 10.2.

	10.3	Textron Name.  Purchaser shall not use, and Purchaser
shall cause Company to cease using, the name, "Textron," as all or part of a trade name or otherwise in connection with Company's operations as soon as practicably possible after the Closing Date, except to the extent that the name "Textron" is embedded in a mold or die used by Company if the removal of the name "Textron" would result in unreasonable expense to Company. Within three business days after the Closing Date, Purchaser shall cause Company to file an amendment to its Articles of Incorporation whereby "Textron"
shall be deleted from its name. Purchaser shall cause Company to cease, no later than September 30, 1998, to distribute any trade literature, brochures, bulletins, labels, or stationery or other similar materials (collectively, "Trade Materials") or products which have the name, "Textron," thereon without first overprinting or stickering or otherwise modifying the same to show Purchaser as
the owner and source thereof.   Within thirty (30) business days
after the Closing Date, Purchaser shall cause Company to reprogram its programmable laser parts marker so that the name, "Textron," is not imprinted in this manner on Company's products; provided, however, that if customer approval is required for such change, Company may continue to imprint the parts in this manner until such approval is obtained. Purchaser shall cause Company diligently to pursue such approval. Purchaser may until not later than June 30, 2003, permit Company to continue to sell products from Company's inventory which have been inscribed with Seller's name prior to the Closing and after the Closing pursuant to this
Section 10.3. Except as provided above, all use of the name, "Textron," by Purchaser or Company shall cease not later than September 30, 1998, and Purchaser shall cause Company to destroy all Trade Materials bearing the name "Textron" or change such Trade Materials to delete such identification before September 30, 1998.

	10.4	Covenant Not to Compete.

		(a)	During the period commencing on the Closing Date
and ending on the third (3rd) anniversary of the Closing Date, Seller shall not, and shall cause all Affiliates of Seller not to, directly or indirectly conduct or engage in the business of designing, manufacturing or selling products or services competitive with products and services manufactured, produced or supplied by Company as of the Closing (the "Restricted Business") anywhere in the world.

				(i)		Notwithstanding the foregoing, neither Seller nor any of its existing Affiliates or any future Affiliates, shall be in violation of this
Section 10.5(a) if (A) it continues to operate its existing businesses or
(B) it owns less than 10% record or beneficial interest of the equity securities of any entity that is engaged in the Restricted
Business; provided, that it shall not be deemed a breach of this
Section 10.4(a) if Seller or any Affiliate (existing or future)
acquires more than the 10% record or beneficial interest threshold in any entity whose revenues derived from the Restricted Business constitute less than 20% of the consolidated revenues of such entity for the most recently completed fiscal year.  In the event either Seller or any Affiliate exceeds the thresholds set forth above, it shall not be deemed a breach of this Section 10.4(a) if
Seller or any such Affiliate promptly divests or discontinues, as the case may be (in any event within twenty-five (25) months from the date it exceeds the 10% ownership or 20% revenue threshold), that portion of its investment over the 10% ownership threshold or that portion of the Restricted Business which exceeds the 20%
consolidated revenue limit of such entity.

			(ii)	Notwithstanding Section 10.4(a)(i), if Seller
or any of its existing Affiliates or any future Affiliates
acquires 90% or more of the record or beneficial ownership
interest in any entity (the "Acquired Entity") whose revenues derived from the Restricted Business constitute 20% or more of the consolidated revenues of the Acquired Entity for the most recently completed fiscal year prior to the date of such
acquisition ("Seller's Acquisition"), Seller shall promptly after the date of Seller's Acquisition grant Purchaser an option to acquire the portion of such entity engaged in the Restricted
Business (the "Restricted Portion") as provided in this Section
10.4(a)(ii).   Such option may be exercised by Purchaser at any
time during the twenty-fifth month after the date of Seller's
Acquisition by written notice to Seller of such exercise;
thereafter, such option shall lapse and be of no further force or effect. The exercise price for such option shall be an amount equal to the aggregate purchase price, including liabilities assumed, paid by Seller or its Affiliate for its interest in the Acquired Entity multiplied by a fraction, the numerator of which shall be the net operating profit or other mutually acceptable measure of value of the Restricted Portion during the most recently completed fiscal year prior to the date of Seller's
Acquisition and the denominator of which shall be the net operating profit or other mutually acceptable measure of value of the Acquired Entity during the same period. The purchase by Purchaser of the Restricted Portion would be subject to the execution by Seller or its Affiliate and Purchaser of a mutually satisfactory definitive agreement for such purchase and the obtaining of all necessary governmental approvals and material third party consents (in each case at no out of pocket cost or expense to Seller), and to the expiration or termination of all applicable waiting periods (including any extensions thereof) required under the HSR Act, without the threat or initiation of legal action by the Federal Trade Commission or the Department of Justice. Seller's representations in the definitive purchaser and sale agreement concerning the Restricted Portion would be limited to reasonable assurances that Seller had caused the Restricted Portion to be operated in the ordinary course of business during the period of Seller's ownership. The definitive purchase and sale agreement and the transactions contemplated thereby could be terminated at the option of either Seller or its Affiliate, on the one hand, or Purchaser, on the other if such transactions were not consummated by the end of the thirtieth
(30th) month following Seller's Acquisition. If Purchaser does not exercise the option described in this Section 10.4(a)(ii) or if the sale of the Restricted Portion contemplated by hereby is not consummated other than because of Seller's default, Seller may retain ownership of the Acquired Entity, including the Restricted Portion, without further obligation to Purchaser hereunder, except as provided in Section 10.4(a)(iii).

				(iii)	At no time prior to June 30, 2008, shall
Seller or any Affiliate of Seller use the "Textron" name as part of a trade name containing the words "Fuel Systems."

		(b)	If a final judgment of a court or tribunal of
competent jurisdiction determines that any term or provision contained in Section 10.4(a) is invalid or unenforceable, then the court or tribunal shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

		(c)	Seller recognizes, acknowledges and agrees that
if Seller breaches any of the covenants, duties or obligations set forth in Section 10.4(a), Purchaser would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by Purchaser as a result of such breach, and that Purchaser would not be reasonably or adequately compensated in damages in any action at law. In addition to any other remedy Purchaser may have at law, in equity, by statute or otherwise, if Seller breaches any of the covenants, duties or obligations set forth in Section 10.4(a), Purchaser shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any governmental body of competent jurisdiction to enforce any of the rights of Purchaser under
Section 10.4(a) or otherwise to prevent violation of any terms or provisions set forth in Section 10.4(a) without the necessity of proving the amount of any actual damage to Purchaser resulting therefrom; provided, however, that nothing contained in Section
10.4(a) shall be deemed or construed in any manner whatsoever as a waiver by Purchaser of any of the rights that it may have against Seller at law, equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Seller of any of their covenants, agreements, duties or obligations under this Agreement.

	10.5	Assumption of Employment Agreements.  Effective as of
the Closing, Seller shall assign to Company and Company shall assume from Seller the employment agreements between Seller and the key employees of Company listed on Schedule 10.5; provided, however, that Seller shall retain liability for all payments under such employment agreements with respect to Textron Stock Options and Performance Share Units under any Long-Term Incentive Plan of Seller.

	10.6	Checks Presented and Payments Received.   Purchaser
shall cause Company to establish new bank accounts as soon as practicable but in no event later than thirty (30) days after the Closing Date. The Purchaser shall cause Company to be responsible for the payment of all checks drawn on accounts maintained by or for Company and presented for payment on and after the Closing Date and except as otherwise expressly provided herein, Company shall be entitled to retain or receive all payments received by or for the account of Company on and after the Closing Date. Settlement of these items shall be made weekly. As part of the settlement process, Seller shall provide copies of all applicable bank statements and records to Purchaser.

	10.7	Assumption of Responsibility for Certain Payments to
AT&T Solutions, Inc. Effective as of the Closing, Company shall assume the obligations of Seller under the Technology Services and Management Agreement dated August 27, 1996, ("TSMA") between Seller and AT&T Solutions Inc. for the payment of any Divestiture Fee as described in Section 25.03 of the TSMA in connection with the transfer of ownership of Company to Purchaser and shall be responsible for paying AT&T for all services rendered to Company after the Closing. Further, should Company elect not to obtain technology services and management from AT&T similar to those in the TSMA, Purchaser shall cause Company to purchase the Assets defined in Section 27.02(e) of the TSMA and described in Schedule 10.7, at their fair market value, determined as provided therein, as of the effective date of the decision not to obtain such services.

	10.8	Intercompany Receivables and Payables.  Effective as of
the Closing, all intercompany receivables and payables between Seller and Company, other than for services and disbursements of the nature described in Schedule 10.2, shall be cancelled.

	10.9	Workers Compensation.  Purchaser shall indemnify Seller
and hold Seller harmless from and against any obligation, cost, liability or expense Seller may incur in connection with Workers
Compensation Claims filed against Company at any time by virtue of Seller's guaranty in any jurisdiction of the Workers
Compensation obligations of Company.

	10.10	Further Assurances.  From time to time after the
Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Share, and otherwise carry out the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller shall promptly after the closing cooperate with Company to transfer to the Company title to any intellectual property listed or required to be listed in Schedule 4.13 and the title to which is held by Seller or any Affiliate of Seller other than Company.

	ARTICLE XI
	Notices

	All notices, consents, approvals or other notifications required of the parties under this Agreement shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally-recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by either party in writing, and shall be deemed delivered (i) five business days after being sent by mail or (ii) when actually delivered if sent by facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday).

	(a)	If to Seller:

Textron Inc.
40 Westminster Street
Providence, RI 02903
Attention:  Executive Vice President
	      and General Counsel
Facsimile:  (401) 457-3666


	(b)	If to Purchaser:

	Woodward Governor Company
5001 North Second Street
P. O. Box 7001
Rockford, IL 61125-7001
	Attention:  C. Phillip Turner and Robert Reuterfors
	Facsimile: (815) 877-9547 and (815) 639-6022
	and

	Baker & McKenzie
	130 East Randolph Drive
	Chicago, Illinois 60601
	Attention:  Philip F. Suse, Esq.
	Facsimile:  312/861-2899

	ARTICLE XII
	Announcements

	From and after the date hereof and through the Closing Date, Seller and Purchaser shall to the extent reasonably practicable consult with each other before issuing, or causing or permitting Company to issue, any press releases or otherwise making, or causing or permitting Company to make, any public statements with respect to this Agreement and the transactions contemplated hereby.


	ARTICLE XIII
	Cooperation

	13.1	Cooperation by Purchaser.  In the event Seller is
required to defend against, or desires to prosecute, any action, suit or proceeding arising out of a claim pertaining to the business or operations of Company prior to the Closing Date, Purchaser shall cause Company to provide such assistance and cooperation, including, witnesses and documentary or other evidence as may reasonably be requested by Seller in connection with its defense. Seller shall reimburse Purchaser and Company for their reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

	13.2	Cooperation by Seller.  In the event Purchaser or
Company are required to defend against, or desire to prosecute, any action, suit or proceeding arising out of a claim pertaining to the business or operations of Company or the Subsidiaries, Seller shall provide such assistance and cooperation, including, witnesses and documentary or other evidence, as may reasonably be requested by Purchaser in connection with such defense. Purchaser shall reimburse Seller for its reasonable out-of-pocket expenses incurred in providing such assistance.


	ARTICLE XIV
	Indemnification

	14.1	Indemnification by Seller.  From and after the Closing,
Seller shall indemnify and hold Purchaser and its Affiliates harmless against and in respect of (i) any Damages (as defined below) incurred or sustained by Purchaser or its Affiliates resulting from any breach by Seller of its covenants or agreements contained herein, including, Damages resulting from Seller's or Company's failure to pay Taxes pursuant to Section 15.2 hereof or the failure of the trustee for Seller's Pension Plan to make the transfer described in Section 9.3; (ii) any Damages incurred or sustained by Purchaser or its Affiliates in connection with environmental matters to the extent set forth in Article VIII of this Agreement; (iii) any Damages, liability, cost, expense, excise tax, penalty, or interest resulting from noncompliance by Seller's Pension Plans with the provisions of the Internal Revenue
Code or ERISA, including any regulations thereunder, or any adverse determination by the IRS, DOL or PBGC with respect to Seller's Pension Plans; (iv) any Damages incurred or sustained by

Purchaser or its Affiliates resulting from any breach of or inaccuracies in the representations and warranties of Seller set forth in Article IV; provided, however, that (w) Seller shall be required to indemnify Purchaser or its Affiliates pursuant to this clause (iv) for any such liabilities, breaches or inaccuracies only to the extent that the aggregate Damages to Purchaser or its Affiliates resulting from such liabilities, breaches or inaccuracies exceeds $300,000, (x) Seller shall not be required to indemnify Purchaser or its Affiliates pursuant to this clause (iv) in an aggregate amount in excess of $25,000,000; (y) Purchaser shall not make any claim against Seller pursuant to this clause
(iv) which individually (or in the aggregate with respect to related claims) does not exceed $25,000 and such claims that do not meet this threshold shall not be applied against the basket amount set forth in clause (w) above, and (z) any claim for indemnification under this clause (iv) must be made in writing in reasonable detail to Seller by Purchaser not later than the expiration of the applicable survival period specified in Section
16.12. For purposes of this Agreement, and subject to Section 14.3(g) herein, "Damages" shall mean any damages (including consequential damages), losses, costs, expenses, charges, settlements, judgments, liabilities or obligations (including, in the case of claims, charges, proceedings, suits or other actions brought by an unrelated third party (a "Third Party Claim"), and subject to Section 14.3(i) herein, reasonable attorneys' fees), imposed on, sustained, incurred or suffered by or asserted against an indemnified party under this Article XIV.

	14.2	Indemnification by Purchaser.  From and after the
Closing, Purchaser shall indemnify and hold Seller and its Affiliates harmless against and in respect of (i) all obligations and liabilities for post-retirement welfare benefits, as provided in Section 9.5; (ii) all obligations and liabilities in connection with Workers Compensation Claims filed against Company, as provided in Section 10.9; (iii) any Damages incurred or sustained by Seller or its Affiliates resulting from any breach by Purchaser of its covenants or agreements contained herein, including, Damages resulting from Purchaser's or Company's failure to pay Taxes pursuant to Section 15.3 hereof; (iv) any Damages incurred or sustained by Seller or its Affiliates directly resulting from Company's use of the Textron name after the Closing, and (v) any Damages incurred or sustained by Seller or its Affiliates resulting from any breach of or inaccuracy in the representations and warranties of Purchaser contained in Article V hereof; provided that (w) Purchaser shall be required to indemnify Seller or its Affiliates pursuant to this clause (v) for any such breaches or inaccuracies only to the extent that the aggregate Damages resulting from such breaches or inaccuracies to Seller or its Affiliates exceeds $300,000, (x) Purchaser shall not be required to indemnify Seller or its Affiliates pursuant to this clause (v) in an aggregate amount in excess of $25,000,000 (y) Seller shall not make any claim against Purchaser which individually (or in the aggregate with respect to related claims) does not exceed $25,000, and such claims that do not meet this threshold shall not be applied against the basket amount set forth in clause (v) above, and (z) any claim for indemnification under this clause (v) must be made in writing in reasonable detail to Purchaser by Seller not later than the first anniversary of the Closing Date.

	14.3	Indemnification Procedures and Other Indemnification
Matters.

		(a)	With respect to Third Party Claims, all claims for
indemnification by Seller or Purchaser or their respective
Affiliates, as the case may be (an "Indemnified Party"), hereunder shall be asserted and resolved as set forth in this Section 14.3.
Promptly after receipt by an indemnified party under this Section
14.3 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against Purchaser or Seller, as the case may be (an
"Indemnifying Party") under this Section 14.3, notify the
indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party unless the indemnifying party is materially
prejudiced in its ability to defend such action.   If any such
claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall, unless the claim involves Taxes, which shall be governed by the provisions of Section 15.8, be entitled at its expense to participate therein, and to assume the defense thereof through counsel reasonably acceptable to the indemnified party and to settle and compromise any such claim or action, provided that (i) such indemnifying party acknowledges to the indemnified party in writing such indemnified party's right to indemnification with respect to such claim, (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party.
If notice is given to an indemnifying party of the commencement of any Third Party Claim and the indemnifying party does not, within thirty days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Third Party Claim, the indemnifying party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the indemnified party.
Notwithstanding the foregoing, if an indemnified party determines that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, and the indemnifying party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent and the indemnifying party shall have no further obligation to indemnify the indemnified party with respect to such Third Party Claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action and its agreement to indemnify the indemnified party with respect to such Third Party
Claim, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof. No indemnifying party who has assumed the defense of any claim or action shall be liable for any settlement or compromise of such claim or action effected without its written consent, which consent shall not be unreasonably withheld. Purchaser and Seller shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

 		(b)	The indemnities provided in this Agreement shall
survive the Closing. The indemnity provided in this Article XIV shall be the sole and exclusive contractual remedy for damages of the indemnified party against the indemnifying party at law or equity for any matter covered by this Agreement following the Closing.

		(c)	If the amount with respect to which any claim is
made under any of Sections 14.1 or 14.2 of this Agreement (an
"Indemnity Claim") gives rise to a currently realizable Tax
Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax
Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable
Tax Benefit, if the amount with respect to which any Indemnity
Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 14.3(c), a "Tax Benefit" means an amount by which the Tax liability of the party (or group of corporations including the party) is reduced (including, by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claims shall be deemed to be realized only after the utilization of such other losses, deductions, credits or items. For the purposes of this Section 14.3(c), a Tax Benefit is "currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit shall be realized in the current Taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior Taxable period) or in any Taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 14.3(c).
The amount of the refunded reduction or payment shall be deemed a payment under Sections 14.1 and 14.2 of this Agreement and thus shall be paid subject to any applicable reductions under this
Section 14.3(c).

		(d)	The parties agree that any indemnification
payments made, and/or any payments (or adjustments) made with respect to a Tax Benefit, pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law, in which event payments shall be made in an amount sufficient to indemnify the party on a net after-Tax basis.

		(e)	Each party and their Affiliates shall be obligated
in connection with any claim for indemnification under this
Article XIV to use all commercially reasonable efforts to obtain any insurance proceeds available to such indemnitee with regard to the applicable claims. The amount which the indemnifying party is or may be required to pay to any indemnified party pursuant to this Article XIV shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such indemnified party in reduction of the related
Damages. If an indemnified party shall have received the payment required by this Agreement from an indemnifying party in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such indemnified party shall promptly repay to the indemnifying party a sum equal to the amount of such insurance proceeds or other amounts actually received.

		(f)	Each indemnified party shall be obligated in
connection with any claim for indemnification under this Article
XIV to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

		(g)	Notwithstanding anything to the contrary contained
herein, neither Seller nor any of its Affiliates shall be liable to Purchaser or any of its Affiliates, including Company, nor shall Purchaser or any of its Affiliates be liable to Seller or any of its Affiliates, pursuant to any provision of this Agreement, any of the agreements contemplated hereby, or otherwise, for any punitive damages; and Purchaser and Seller each hereby waives its right and that of its respective
Affiliates to assert any such punitive damages with respect to any claim, action, charge, suit or proceeding arising out of or in connection with the any of the transactions contemplated by this Agreement.


	ARTICLE XV
	Tax Matters

	15.1	Tax Sharing.  On the Closing Date, all Tax sharing
agreements and arrangements between Company, on the one hand, and Seller or any Affiliate of Seller other than Company, on the other (copies of which have been attached to Schedule 15.1), shall be terminated, all liabilities shall be extinguished or deemed satisfied and no additional payments shall be made thereunder.

	15.2	Payments:  Seller's Responsibility.

		(a)	Seller shall pay or cause to be paid (without
duplication of amounts otherwise payable, and excluding any interest, penalties and additions to Tax arising solely from any act or omission after the Closing Date by Purchaser or Company if such act or omission was not caused by an act or omission of Seller or any Affiliate of Seller other than Company) the following Taxes attributable to periods ending on or before the Closing Date and the portion of any period up to the Closing Date that includes (but does not end on) such day ("Pre-Closing Tax Periods"): (i) all federal Income Taxes payable with respect to which Company has filed or is required to file pursuant to
Section 15.4 a federal Income Tax Return whether separately or as part of a consolidated federal Income Tax Return, (ii) all state, local and foreign Income Taxes with respect to which Company has filed or is required to file pursuant to Section 15.4 a state, local or foreign Income Tax Return whether separately or as part of a combined, consolidated, unitary or similar Return payable with respect to Company, (iii) all Taxes other than Income Taxes for which Company may be held liable, and (iv) all Taxes for which Company may be held liable as a member of Seller's Group (as defined in Section 15.12(d)) pursuant to Treasury Regulations
Section 1.1502-6(a) or as a member of any combined, consolidated, unitary or similar group of which Seller or any Affiliate of Seller other than Company is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Income Taxes.

		(b)	With respect to Taxes attributable to Pre-Closing
Tax Periods that do not end on the Closing Date, the amount of Taxes of Company attributable to the portion of such period up to the Closing Date shall be determined as follows: (i) in the case of Taxes other than Income Taxes, the amount of such Taxes incurred during the entire taxable period that includes the Pre-Closing Tax Period shall be multiplied by a fraction, the numerator of which is the number of days in such period up to the Closing Date and the denominator of which is the total number of days in such period; and (ii) in the case of Income Taxes, the amount of such Taxes shall be computed as if such taxable period ended as of the close of business on the Closing Date. The obligation of Seller in respect of the Taxes described in clauses
(i) and (ii) above shall be effected by the payment to Purchaser of the excess of (A) the amount of such Taxes attributable to the portion of the period up to the Closing Date over (B) the sum of
(x) the amount of such Taxes paid by Seller or Company on or prior to the Closing Date and (y) the cumulative reserve and/or liabilities for Taxes on the Balance Sheet. If the sum set forth in clause (B) in the immediately preceding sentence exceeds the amount of Taxes described in clause (A) of such sentence, Purchaser shall pay to Seller the amount of such excess.

	15.3	Payments:  Purchaser's Responsibility.  Purchaser shall
pay or cause to be paid all Taxes payable with respect to Company that are not described as being the responsibility of Seller in
Section 15.2.

	15.4	Returns:  Seller's Responsibility.  Seller and
Purchaser shall cause Company, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in (a) the consolidated federal Income Tax Returns of Seller's Group and (b) the combined, consolidated, unitary or similar Returns for state, local and foreign Income Taxes with respect to which Company (i) filed such a Return for the most recent taxable period for which a Return has been filed prior to the Closing Date and may file such a Return for subsequent taxable periods or (ii) is required to file such a Return by the applicable taxing authority. The income, deductions and credits of Company for periods on or prior to the Closing Date shall be included in the consolidated federal Income Tax Returns of Seller's Group and in such combined, consolidated, unitary or similar Returns where applicable. Seller shall file, or cause to be filed, all other Returns including any separate Income Tax Returns, relating to the business or assets of Company required to be filed on or before the Closing Date. All Returns described in this Section 15.4 shall be prepared on a basis consistent with those prepared for prior taxable periods.

	15.5	Returns:  Purchaser's Responsibility.  Purchaser shall
file, or cause to be filed, all Returns relating to the business or assets of Company other than those Returns described in Section
15.4 (including, any federal Income Tax Return filed by the consolidated group of which Purchaser is a member with respect to any taxable period ending after the Closing Date). The income, deductions and credits of Company, other than those required to be included in the Returns described in Section 15.4, shall be included in the Returns described in the immediately preceding sentence, including, (a) items for periods ending on or prior to the Closing Date with respect to state, local and foreign Income
Taxes that are not required to be included in combined, consolidated, unitary or similar Returns or in Returns required to be filed on or before the Closing Date pursuant to Section 15.4 and (b) all items for periods after the Closing Date. Any such Returns for which Purchaser is responsible shall, insofar as they relate to items for periods ending on or prior to the Closing Date and to the extent permitted by applicable Tax law, be on a basis consistent with the last previous such Returns filed in respect of Company, provided that Purchaser shall not be required to take any position for which Purchaser provides Seller with a written opinion of tax counsel, reasonably acceptable to Seller, that there is no substantial authority for such position, within the meaning of Treasury Regulations Section 1.6662-4(d) . Purchaser shall pay all fees and expenses of such tax counsel.
Notwithstanding anything to the contrary in this Section 15.5, Seller and Purchaser agree that, where permitted by law, they shall treat (or elect to treat) the Closing Date as the end of a Tax Period or, if not so permitted, Seller and Purchaser agree that the Closing Date shall be deemed the end of the Tax Period.
For purposes of Sections 15.5 and 15.2, the amount of income attributable to the portion of 1998 that ends or is deemed to end on the Closing Date and the portion after the Closing Date shall be determined on the basis of a closing of the books of Company.
If the portion of the income attributable to the portion of 1998 that ends or is deemed to end on the Closing Date and the portion after the Closing Date cannot be determined from the books of Company, the income shall be allocated in accordance with Treasury Regulations Section 1.1502-76(b).

	15.6	Cooperation.  Purchaser and Seller shall cooperate, and
Purchaser shall cause Company to cooperate with Seller, with respect to the preparation and filing of any Return for which the other is responsible pursuant to Sections 15.4 and 15.5
(including, providing work papers and schedules); provided, however that the party requesting assistance shall pay the out-of-pocket costs and expenses of the party providing such assistance, and further, such assistance and cooperation shall not unreasonably interfere with the operations and business of the party providing such assistance. Purchaser shall prepare or cause Company to prepare, not later than five months following the date of Closing and in a manner consistent with the past practice of Company, the tax work paper preparation package or packages necessary to enable Seller to prepare consolidated federal and combined, consolidated and unitary state and local Income Tax
Returns for the period or periods from January 1, 1998 through the Closing Date.

	15.7	Refunds.

		(a)	Seller shall be entitled to retain, or receive
immediate payment from Purchaser or Company, and Purchaser shall cause Company to pay over to Seller any refund or credit with respect to Taxes (including, refunds and credits arising by reason of amended Returns filed after the Closing Date), plus any interest received with respect thereto from the applicable taxing authorities, relating to Company that are described as being the responsibility of Seller in Section 15.2, provided that none of Seller or Affiliates other than Company shall file an amended
Return that would increase the Taxes that are described as being the responsibility of Purchaser in Section 15.3 unless required to do so by a taxing authority.

		(b)	Purchaser shall cooperate, and shall cause Company
to cooperate, with Seller, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 15.7.
Such cooperation shall include providing Seller with all relevant information available to Purchaser (through Company or otherwise, as the case may be), with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to Seller in accordance with this provision, any amount received by Purchaser (or Company), as the case may be, with respect to such claim; and, in the case of Purchaser or Company filing such a claim, consulting with Seller prior to agreeing to any disposition of such claim, provided that the foregoing shall be done at Seller's expense and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

	15.8	Audits and Contests.

		(a)	With respect to any issue that may affect the
Taxes of Company for taxable periods ending on or prior to the Closing Date, each of Purchaser and Seller shall promptly notify the other in writing within ten Business Days from its receipt of notice of (i) any pending Tax audits or assessments of Company, and (ii) any pending Tax audits or assessments of Purchaser or Seller, or any of the Affiliates thereof.

		(b)	Seller shall have the right to represent the
interests of Company in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are described as being the responsibility of Seller in Section 15.2, and to employ counsel of its choice at its expense, provided that Seller shall give prompt notice to Purchaser, keep Purchaser reasonably informed and consult with Purchaser with respect to any issue relating to such audit or proceeding that could have a material adverse effect on Purchaser. Purchaser shall have the right to represent the interests of Company in any Tax audit or administrative or court proceeding not described in the immediately preceding sentence and to employ counsel of its choice at its expense, provided that Purchaser shall give prompt notice to Seller, keep Seller reasonably informed and consult with Seller with respect to any issue relating to such audit or proceeding that could have a material adverse effect on Seller. Purchaser and Seller shall cooperate, and Purchaser shall cause Company to cooperate with Seller, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this Section 15.8. Such cooperation shall include providing all relevant information available to Seller or Purchaser (through Company or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, including, to prepare responses to requests for information, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties; and provided further, that the party requesting said assistance shall pay any out-of-pocket costs and expenses incurred by the party providing such assistance.

		(c)	Seller may not enter into on behalf of Company or
Purchaser a settlement agreement with respect to any asserted Tax liability without the written consent of Purchaser, which consent shall not be unreasonably withheld. If Seller elects not to exercise its right described in the first sentence of Section
15.8(b), fails to notify Purchaser of such exercise, or contests its obligation vis--vis Company and Purchaser to make payments with respect to any asserted Tax liability that is the responsibility of Seller under Section 15.2, then Company or Purchaser may pay, compromise, or contest such asserted Tax liability. The expenses of settlement, compromise or contest of such asserted Tax liability shall be borne by the party that is ultimately determined to be responsible for such Tax liability.
Purchaser's or Company's settlement, compromise, or contest of such asserted Tax liability shall not affect Seller's obligations under Section 15.2 and Section 14. In any event, each of Purchaser, Seller, and Company may participate at its own expense in the contest of such asserted Tax liability.

	15.9	Conduct of Business.  Notwithstanding any other
provision of this Agreement, Purchaser shall be responsible for, and neither Seller nor any of its Affiliates other than Company shall bear, any Taxes that arise due to the failure, following the Closing, of Purchaser to cause Company to carry on its business on and after the Closing Date only in the ordinary course and in substantially the same manner as heretofore conducted .

	15.10	Transaction Related Taxes.  Purchaser shall be
responsible for any Taxes that relate to the purchase and sale of the Stock pursuant to this Agreement, other than Income Taxes resulting directly from such sale, which shall be borne by Seller except as set forth in Section 15.11 hereof.

	15.11	Section 338 Election.

		(a)	Purchaser shall have the right, at Purchaser's
option, to have a joint election under Code Section 338(h)(10) made with respect to the sale and purchase of the Share pursuant to this Agreement, provided that Purchaser notifies Seller prior to September 1, 1998, of Purchaser's intention to exercise such right; otherwise, Purchaser shall be deemed to have waived such right. If Purchaser notifies Seller that Purchaser shall exercise this right, then Purchaser and Seller shall jointly make a Code Section 338(h)(10) election with respect to the sale and purchase of the Share, including any elections under analogous provisions under state law. All such elections shall be filed by Purchaser and Seller within a reasonable time period in accordance with the applicable regulations under the Code, but in no event later than the 15th day of the 9th month beginning after the month in which occurs the Closing Date. In connection with such an election, Purchaser shall complete, and Purchaser and Seller shall jointly cause to be filed with the IRS, Form 8023 (including related schedules).

		(b)	Purchaser shall have the right to allocate the
Purchase Price to the assets of Company, which allocation shall be made in accordance with the requirements of the Code, applicable regulations under the Code and case law. Purchaser and Seller shall be bound by such allocation for all purposes, including, the preparation of all federal, state, and local Tax Returns. Purchaser and Seller shall, and shall cause their respective Affiliates to, prepare and file all Returns (as defined in Section 15.12(b)) in a manner that reflects the amount of the Purchase Price allocated to each of Company's assets in accordance with such allocation, and to take no Tax Return or other position contrary thereto unless required to do so pursuant to a final determination by the Appeals Office of the IRS or similar appellate authority of any other Taxing authority; provided that if so required Purchaser or Seller, as the case may be, shall only take such contrary position for purposes of the Taxing authority requiring such contrary position, which, for purposes of this
Section 15.11(b) includes any other Taxing authority which as a matter of law requires an adjustment to Taxes solely as a result of such final determination. Purchaser shall indemnify Seller for any interest and penalties imposed on Seller as a result of such allocation. Seller shall take no action that would prevent
Seller from filing a consolidated federal Income Tax Return in the year that includes the Closing Date, or take any action that would prevent Purchaser and Seller from filing a valid Code

Section 338(h)(10) election. Seller agrees to take such other procedural actions, at Purchaser's expense, as Purchaser may reasonably request to facilitate compliance with Code Section 338 and the regulations thereunder or otherwise to obtain a Tax basis in the assets of Company that reflects the Purchase Price for Tax purposes, provided that Purchaser shall give Seller reasonable notice of the action to be taken and shall specify the date by which such action is required to be taken.

		(c)	If an election under Code Section 338(h)(10) (or
any elections under analogous state law provisions) is made pursuant to this Section 15.11, then Purchaser shall pay to Seller an amount equal to the Tax Detriment (as hereinafter defined) within ten (10) days after Purchaser's notification to Seller pursuant to Section 15.11(a) of the exercise of Purchaser's right to have such election made, but in no event later than September 15, 1998. "Tax Detriment" is the amount determined in a manner identical to the method described in
Schedule 15.11. Seller shall, and shall cause Company to, provide Purchaser with access to all books, records, and other information (including, all information relating to Seller's tax basis in the Share and Company's tax basis in its assets) necessary to compute the Tax Detriment. Notwithstanding any other provision in this Section 15.11(c) or elsewhere in this Agreement (including Schedule 15.11), Purchaser's payment obligation with respect to the Tax Detriment shall not exceed
Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

	(d) If Purchaser notifies Seller of its intent to exercise the option provided in Section 15.11(a) but fails to make payment to Seller of an amount equal to the Tax Detriment on or before September 15, 1998, in addition to such payment, Purchaser shall pay to Seller interest on the amount of such payment at the rate of six percent (6%) per annum from September 15, 1998 through and including the date of payment.

	15.12	Certain Definitions.  For the purposes of this
Agreement, the following terms shall be defined as follows:

		(a)	Income Tax.  "Income Tax" means any Tax computed
in whole or in part by reference to net income (including all interest and penalties thereon and additions thereto).

		(b)	Return.  "Return" means any federal, state, local
or foreign Tax return, report, declaration or form relating to the business or assets of Company, including any attachments, exhibits or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.

		(c)	Tax.  "Tax" means any federal, state, local,
foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, stamp, transfer, employment, disability, workers' compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

		(d)	Seller's Group.  "Seller's Group" means the group
of companies, including Company, which have filed, or are required to file a consolidated federal Income Tax Return, of which Seller is a member.

	15.13	Tax Dispute Resolution Mechanism.  In case of any
dispute with respect to matters set forth in this Article XV, such dispute shall be resolved as follows: (a) either party shall provide a "Notice of Dispute" to the other party setting forth in reasonable detail the issue to be resolved pursuant to this
Section 15.13; (b) the parties shall in good faith attempt to negotiate a settlement of the dispute; (c) if the parties are unable to negotiate a resolution of the dispute within 30 Business Days from the receipt of a Notice of Dispute, the dispute shall be submitted to KPMG Peat Marwick or other independent accountants of nationally recognized standing reasonably satisfactory to Seller and Purchaser to be chosen within 15 Business Days after notification from KPMG Peat Marwick that they are unwilling or unable to serve (the "Tax Dispute Accountants"); (d) the parties shall present their arguments to the Tax Dispute Accountants within 15 Business Days after submission of the dispute to the Tax Dispute Accountants; (e) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within 30 Business Days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties; and (f) any payment to be made as a result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required, or (ii) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution). The fees and expenses of the Tax Dispute Accountants in resolving a dispute shall be borne by the party against whom the Tax Dispute Accountants resolve the dispute .

	15.14	Survival of Article XV Covenants.  Anything herein to
the contrary notwithstanding, the covenants contained in this
Article XV shall survive the Closing for the applicable statutes of limitations.

	ARTICLE XVI
	Miscellaneous

	16.1	Broker Compensation.  Each of the parties hereto agrees
to indemnify the other against and hold the other harmless from any and all liabilities (including, cost of counsel fees in defending against such liabilities) for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, insofar as such claims shall be based on arrangements or agreements made or claimed to have been made prior to the Closing by or on behalf of Seller or the Company, on the one hand, or Purchaser, on the other.

	16.2	Expenses.  Each of the parties hereto shall pay its own
expenses in connection with the negotiation and preparation of this Agreement and the Related Documents.

	16.3	Binding Agreement.  This Agreement shall be binding
upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement without the prior written consent of the other party hereto, and in no event shall any assignment relieve the assigning party of its obligations hereunder.

	16.4	Entire Agreement.  This Agreement (including the
Exhibits and Schedules hereto) (a) constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Share and the other transactions contemplated hereby, (b) supersede all prior negotiations and oral or written understandings, if any, and (c) may not be amended or supplemented except by an instrument in writing signed by both parties hereto. Neither party makes any representation or warranty except as provided herein.

	16.5	Governing Law.  This Agreement shall be governed by and
construed in accordance with the substantive laws of the State of Michigan.

	16.6	No Rights of Third Parties.  Nothing in this Agreement
is intended to confer any right on any person other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

	16.7	Informal Dispute Resolution.  If any controversy or
claim arising out of or relating to this Agreement (other than controversies or claims for which a dispute mechanism is specifically provided) or any event under Section 16.10 permitting termination of this Agreement occurs (the "Controversy"), Seller and Purchaser shall first attempt in good faith to have the Controversy discussed by senior executives of the parties. The disputing party shall give the other party written notice (the "Notice") of the Controversy. Within 30 calendar days from the date of receipt of the Notice, the receiving party shall submit to the disputing party its written response (the "Response"). The Notice and the Response shall include: (a) a statement in reasonable detail of such party's position and (b) the name and title of the senior executive who shall represent that party. Promptly after receipt of the Response (but in no event later than 30 calendar days from the date of receipt of the Response), the senior executives shall meet, along with a legal representative if desired, at a mutually acceptable time and place, or by telephone, to exchange relevant information and to discuss in good faith a resolution of the Controversy. Neither party shall commence a legal action with respect to the Controversy until the above-mentioned time periods have elapsed and the meeting of the senior executives shall have taken place, except for legal actions seeking immediate injunctive relief.

	16.8	Counterparts.  This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

	16.9	Headings; Table of Contents; Construction.  The
headings of the sections of this Agreement and the table of contents at the forepart of this Agreement are inserted for convenience only and shall not constitute a part hereof nor affect the rights of the parties hereto. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms and shall mean "including but not limited to" and "including without limitation."

	16.10	Termination.  This Agreement may be terminated and
abandoned at any time prior to the Closing Date (a) by mutual consent of both Seller and Purchaser; (b) by either Seller or Purchaser, if (i) the Closing has not occurred on or before June 30, 1998, or such later date, if any, as Seller and Purchaser shall agree upon in writing, provided that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has resulted in the failure of the Closing to occur on or before such date or (ii) any court or other governmental entity of competent jurisdiction shall have issued an order, decree, writ or ruling or taken any other action (which order, decree, writ, ruling or other action the parties hereto shall use their respective reasonable efforts to vacate) in each case permanently restraining, enjoining or otherwise prohibiting or materially restricting the transactions contemplated hereby and such order, decree, writ, ruling or other action shall have become final and nonappealable; or (c) by either Seller or Purchaser, if there has been a material default, misrepresentation or breach on the part of the other party in its representations and warranties set forth herein or the due and timely performance of any of its covenant and agreements contained herein. If this Agreement is terminated pursuant to this Section 16.10, all further obligations of the parties hereunder shall terminate, provided that the obligations set forth in this Section
16.10 shall survive and each party shall retain any rights it may have against the other as a result of the other party's failure to comply with any other provision of this Agreement prior to such termination.

	16.11	Meaning of "Seller's Knowledge".  For purposes of this
Agreement the phrase "to Seller's Knowledge" shall mean, and be limited to, the actual knowledge of Mike Boston, Jeffrey B. Hurst, James M. Kelley, Kenneth H. Loeffler, William R. Neely, Debra L. Paradis, Alvin Dan Toelle, Percy D. Welch, Joseph J. Palmer and Michael Victor at Company and Herbert L. Henkel, Carl D. Burtner,
John H. Bracken, Robert C. Brayley, John R. Curran, Robert F.
Grenhart and Henry J. Policare at Seller.

	16.12	Survival of Representations and Warranties.  The
representations and warranties of Seller contained in this Agreement shall survive the Closing for a period of twenty-one
(21) months; provided, however, that the representations and warranties set forth in Section 4.15 relating to Environmental Matters shall survive for a period of five (5) years, the representations and warranties set forth in Section 4.21 relating to Product Warranties shall survive for a period of twelve (12) months, the representations and warranties set forth in Section
4.16 relating to Tax Returns and Payments shall survive for the period of the applicable statute of limitations, and the representations and warranties set forth in Section 4.3 relating to Ownership of Share shall survive indefinitely.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:			                  TEXTRON INC.

Ann T. Willaman		           By: Herbert J. Henkel



                        				WOODWARD GOVERNOR COMPANY
ATTEST:

Carol J. Manning		          By: C. Phillp Turner



						Exhibit A

	June 15, 1998


Woodward Governor Company
5001 North Second Street
Rockford, IL 61125

Ladies and Gentlemen:

I am Corporate Counsel of Textron Inc., a Delaware corporation ("Textron"), and have acted in such capacity in connection with the Purchase and Sale Agreement dated as of May 29, 1998, (the "Purchase Agreement") between Textron and Woodward Governor Company, a Delaware corporation ("Purchaser"), and the transactions contemplated thereby. This opinion is being delivered pursuant to Section 6.3 of the Purchase Agreement. Capitalized terms which are used and not otherwise defined herein shall have the same meaning given to them in the Purchase Agreement.

In connection with this opinion, I have examined:

(a) copies, certified by the Secretary of the State of Delaware as of a recent date, of the Restated
Certificate of Incorporation of Textron and the Certificate of Incorporation, as amended, of Fuel
Systems Textron Inc. ("Company"), formerly known as "TX
Financing Corporation 6";

(b) certificates of recent date of the Secretary of State of Delaware as to the good standing of Textron and the Company and of the Secretaries of State of Illinois and South Carolina and the Michigan Department of Consumer and Industry Services as to the authority of Company to transact business in those jurisdictions;

(c) a certificate of an Assistant Secretary of each of Textron and the Company as to the By-Laws of each of such corporations and the absence of changes in the Restated Certificate of Incorporation of Textron and the Certificate of Incorporation, as amended, of Company;

(d) the stock records of Company;

(e) minutes of meetings and actions of the Board of Directors of Textron; and

(f) such other corporate proceedings of Textron and Company and such matters of law as I have deemed necessary to enable me to render this opinion.

As to various questions of fact relevant to my opinion I have relied upon the representations made in the Purchase Agreement and upon certificates of officers of Textron and Fuel Systems
Textron Inc. ("Fuel Systems").

In rendering the opinion expressed below I have assumed, without any investigation, that Purchaser has: (i) all requisite power and authority to execute and deliver the Purchase Agreement and the other agreements contemplated thereby and to perform all acts to be performed by it thereunder; (ii) taken all corporate action necessary to authorize the execution and delivery of the Purchase Agreement and the other agreements contemplated thereby and to perform all acts to be performed by it thereunder; and (iii) duly executed and delivered the Purchase Agreement and the other agreements contemplated thereby. I have assumed the genuineness of the signatures on all documents which I have examined except for those documents signed by officers of Textron, the authenticity of all documents submitted to me as originals, and the conformity to the corresponding originals of all documents submitted to me as copies.

I am admitted to the Bar in the State of Michigan, and I express no opinion as to the laws of any jurisdiction other than such state and the laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, it is my opinion that:

1. Textron and Fuel Systems each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Textron has all necessary corporate power and authority to enter into the Purchase Agreement and to perform its obligations thereunder. The execution and delivery of the Purchase Agreement by Textron and the sale of the Share contemplated by the Purchase Agreement have been duly authorized by all requisite corporate action on the part of Textron.

2. The Purchase Agreement has been duly executed and delivered by Textron, and constitutes a legal, valid and binding obligation of Textron enforceable against Textron in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available at the discretion of a court.

3. The execution, delivery and consummation of the Purchase Agreement and the sale of the Share contemplated by the Purchase Agreement do not and will not violate, conflict with or result in the breach of any provisions of Textron's Restated Certificate of Incorporation or Restated By-laws or conflict with or violate any law or, to the best of my knowledge, any governmental order.

4. The authorized capital stock of Fuel Systems consists of one hundred (100) authorized shares of Common Stock, par value $.01 per share ("Common
Stock"), of which one (1) share is issued and outstanding on the date hereof. The issued and outstanding share of Common Stock is referred to herein as the "Share." The Share has been duly authorized and is validly issued, fully paid, nonassessable and free of preemptive rights. Fuel Systems does not hold the Share in the treasury of Fuel Systems. To my knowledge, except for the Purchase Agreement, there are not outstanding any: (a) options, warrants or other rights with respect to the capital stock of Fuel
Systems; (b) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of Fuel Systems; or (c) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of Fuel Systems or options, warrants or other rights with respect to such securities.

5. The Share is owned by Textron free and clear of all encumbrances, and upon consummation of the transactions contemplated by the Purchase Agreement the Purchaser will receive good title to the Share free and clear of all liens, encumbrances, restrictions and charges other than any liens, encumbrances, restrictions or charges created by Purchaser.

This opinion is rendered solely for the benefit of Purchaser in connection with the Closing of the transaction pursuant to the Purchase Agreement and may not be relied upon for any other purpose whatsoever. This opinion may not be used, circulated, quoted or referred to without my prior written consent in each instance. This opinion is rendered as of the date set forth above, and I express no opinion as to circumstances or events which may occur subsequent to the date hereof.

				Very truly yours,

				W. Robert Kemp

						Exhibit B

	June 15, 1998


Textron Inc.
40 Westminster Street
Providence, RI 02903

Ladies and Gentlemen:

I am Robert Reuterfors, General Counsel of Woodward Governor Company, a Delaware corporation, ("Woodward Governor") and in that capacity have acted as counsel to Woodward Governor in connection with the Purchase and Sale Agreement dated as of May 29, 1998, (the "Purchase Agreement") between Woodward Governor and Textron Inc. ("Textron"), and the transactions contemplated thereby. This opinion is being delivered pursuant to Section 7.3 of the Purchase Agreement. Capitalized terms which are used and not otherwise defined herein shall have the same meaning given to them in the Purchase Agreement.

As to various questions of fact relevant to my opinion I have relied upon the representations made in the Purchase Agreement and upon certificates of officers of Woodward Governor. I have also examined such certificates of public officials, corporate documents and records of Woodward Governor and other certificates, opinions and instruments, and have made such other investigations, as I have deemed necessary in connection with the opinions hereinafter set forth.

In rendering the opinion expressed below I have assumed, without any investigation, that Textron has: (i) all requisite power and authority to execute and deliver the Purchase Agreement and the other agreements contemplated thereby and to perform all acts to be performed by it thereunder; (ii) taken all corporate action necessary to authorize the execution and delivery of the Purchase Agreement and the other agreements contemplated thereby and to perform all acts to be performed by it thereunder; and (iii) duly executed and delivered the Purchase Agreement and the other agreements contemplated thereby. I have assumed the genuineness of the signatures on all documents which I have examined except for those documents signed by officers of Woodward Governor, the authenticity of all documents submitted to me as originals, and the conformity to the corresponding originals of all documents submitted to me as copies.

I am admitted to the Bar in the State of Illinois, and I express no opinion as to the laws of any jurisdiction other than such state and the laws of the United States of America and the General Corporation Law of the State of Delaware. For purposes of this opinion, I have assumed with your permission that the internal laws of the State of Michigan are the same as those of the State of Illinois.

Based upon and subject to the foregoing, it is my opinion that:

1. Woodward Governor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Woodward Governor has all necessary corporate power and authority to enter into the Purchase Agreement and to perform its obligations thereunder. The execution and delivery of the Purchase
Agreement by Woodward Governor and the purchase of the Share contemplated by the Purchase Agreement have been duly authorized by all requisite corporate action on the part of Woodward Governor.

2. The Purchase Agreement has been duly executed and delivered by Woodward Governor, and constitutes a legal, valid and binding obligation of Woodward
Governor enforceable against Woodward Governor in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and except that the term "enforceable" shall not be deemed to include the availability of the remedy of specific performance or any other equitable remedy available at the discretion of a court.

3. The execution, delivery and consummation of the Purchase Agreement and the purchase of the Share contemplated by the Purchase Agreement do not and will not violate, conflict with or result in the breach of any provisions of Woodward Governor's Restated
Certificate of Incorporation or Restated By-laws or conflict with or violate any law or, to the best of my knowledge, any governmental order.

This opinion is rendered solely for the benefit of Textron in connection with the Closing of the transaction pursuant to the Purchase Agreement and may not be relied upon for any other purpose whatsoever. This opinion may not be used, circulated, quoted or referred to without my prior written consent in each instance. This opinion is rendered as of the date set forth above, and I express no opinion as to circumstances or events which may occur subsequent to the date hereof.

				Very truly yours,

				Robert Reuterfors